Filed pursuant to Rule 424(b)(5)
Registration No. 333-195129

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2014)

NEW SOURCE ENERGY PARTNERS L.P.

3,000,000 COMMON UNITS

REPRESENTING LIMITED PARTNER INTERESTS

We are offering 3,000,000 common units representing limited partner interests. Our common units trade on the New York Stock Exchange under the symbol “NSLP.” The last reported trading price of our common units on the New York Stock Exchange on April 23, 2014 was $23.50.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page S-11 of this prospectus supplement and page 1 in the accompanying base prospectus and in the documents incorporated herein before you make an investment in our common units.

	Per Common Unit	Total
Price to the public	$23.25	$69,750,000
Underwriting discounts and commissions	$1.04625	$3,138,750
Proceeds to New Source Energy Partners L.P. (before expenses)	$22.20375	$66,611,250

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 common units on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common units or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about April 29, 2014.

Joint Book-Running Managers

Baird	Stifel
Oppenheimer & Co.	BMO Capital Markets

Co-Managers

Janney Montgomery Scott	Wunderlich Securities	Sterne Agee

Prospectus Supplement dated April 23, 2014

State of Oklahoma
NSLP Core Operating Area
NSE Core Operating Area
NSLP Acquisition March 2013
Outline of Hunton Reservoir
NSLP Acquisition May 2013
NSLP Acquisition July 2013
NSLP Acquisition October 2013 & January 2014
New Source completed first acquisition in March 2013
New Source completed second acquisition in May 2013
New Source completed third & fourth acquisition in July 2013
New Source completed fifth acquisition in October 2013
New Source completed sixth acquisition in November 2013: transitioning from a pure play E&P MLP to an integrated partnership
New Source completed seventh acquisition in January 2014

Pressure Truck for installing and pressure testing blowout preventers

Pressure chart showing how the blowout preventer performed during the test

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying base prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls. Before you invest in our common units, you should carefully read this prospectus supplement, the accompanying base prospectus, and the information contained in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, including the risk factors under the heading “Risk Factors” in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”).

You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any jurisdictions where the offer or solicitation is unlawful. Neither the delivery of this prospectus nor sale of our common units means that information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering or the information we have previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

CERTAIN DEFINED TERMS

As used in this prospectus supplement, unless we indicate otherwise, the following terms have the following meanings:

—	“July Scintilla Acquired Properties” refers to a 10% working interest in certain oil and gas properties located in Oklahoma we acquired from Scintilla on July 23, 2013;

—	“March Acquired Properties” refers to certain oil and gas properties located in Oklahoma we acquired from New Source Energy, Scintilla, and W.K. Chernicky, LLC on March 29, 2013;

—	“May Acquired Properties” refers to certain oil and gas properties located in Oklahoma we acquired from New Source Energy on May 31, 2013;

—	“MCE Acquisition” refers to the acquisition of the MCE Entities we completed in November 2013;

—	“MCE Entities” refers collectively to MCE, LP and MCE GP, LLC;

—	“New Dominion” refers to New Dominion, LLC, the entity that serves as our contract operator and provides certain operational services to us;

—	“New Source Energy” refers to New Source Energy Corporation, an independent energy company engaged in the development and production of onshore oil and liquids-rich natural gas projects in the United States;

—	“New Source Group” collectively refers to New Source Energy, New Dominion and Scintilla; however, when used in the context of the development agreement described herein, the New Source Group refers to the parties (other than us) party thereto;

—	“our general partner” refers to New Source Energy GP, LLC, our general partner;

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—	“our management,” “our employees,” or similar terms refer to the management and personnel of our general partner who perform managerial and administrative services on our behalf;

—	“Scintilla” refers to Scintilla, LLC, the entity from which New Source Energy acquired substantially all of its assets in August 2011;

—	“Southern Dome Acquired Properties” refers to working interests in 25 producing wells and related undeveloped leasehold rights in the Southern Dome field in Oklahoma County, Oklahoma we acquired from Scintilla on October 4, 2013; and

—	“we,” “our,” “us,” and like terms refer collectively to New Source Energy Partners L.P. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus supplement includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

—	our ability to replace oil and natural gas reserves;

—	declines or volatility in the prices we receive for our oil, natural gas and NGLs;

—	our financial position;

—	our ability to generate sufficient cash flow and liquidity from operations, borrowings or other sources to enable us to pay our obligations and maintain our non-operated acreage positions;

—	future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

—	our ability to finance equipment, working capital and capital expenditures;

—	there are significant interlocking relationships between us and the New Source Group, and there can be no assurance that these interlocking relationships may not result in conflicts of interest and other risks to decision-making actions by our officers and directors in the future;

—	our ability to continue our working relationship with the New Source Group;

—	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

—	economic downturns may adversely affect consumption of oil and natural gas by businesses and consumers;

—	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

—	uncertainties associated with estimates of proved oil and natural gas reserves and various assumptions underlying such estimates;

—	our ability to successfully acquire additional working interests through the efforts of the New Source Group in forced pooling processes;

—	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation;

—	environmental risks;

—	geographical concentration of our operations;

—	constraints imposed on our business and operations by our revolving credit facility and our ability to generate sufficient cash flows to repay our debt obligations;

—	availability of borrowings under our revolving credit facility;

—	drilling and operating risks;

—	exploration and development risks;

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—	competition in the oil, natural gas and oilfield services industries;

—	increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

—	the inability of the New Source Group to successfully drill wells on our properties that produce oil or natural gas in commercially viable quantities;

—	failure to meet the proposed drilling schedule on our properties;

—	adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

—	drilling operations and adverse weather and environmental conditions;

—	limited control over non-operated properties;

—	reliance on a limited number of customers;

—	management’s ability to execute our plans to meet our goals;

—	our ability to retain key members of our management and key technical employees;

—	a shortage of qualified workers;

—	conflicts of interest with regard to our directors and executive officers;

—	access to adequate gathering systems and pipeline take-away capacity to execute our drilling program;

—	marketing and transportation constraints in the Hunton formation in east-central Oklahoma;

—	our ability to sell the oil and natural gas we produce at market prices;

—	costs associated with perfecting title for mineral rights in some of our properties;

—	title defects to our properties and inability to retain our leases;

—	federal, state, and tribal regulations and laws;

—	our current level of indebtedness and the effect of any increase in our level of indebtedness;

—	risks relating to potential acquisitions and the integration of significant acquisitions;

—	volatility of oil, natural gas and NGL prices and the effect that lower prices may have on our net income and unitholders’ equity;

—	a decline in oil or natural gas production or oil, natural gas or NGL prices and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

—	the effect of seasonal factors;

—	lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oilfield services;

—	further sales or issuances of common units or other equity or debt securities;

—	accidental damage to or malfunction of equipment;

—	costs of purchasing electricity and disposing of saltwater;

—	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

—	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed below in “Risk Factors” and those described in Item 1A of the 2013 Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and speak only as of the date of this prospectus supplement. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

INDUSTRY AND MARKET DATA

A portion of the market data and certain other statistical information used throughout this prospectus supplement and the information incorporated by reference herein is based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding our

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market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website located at www.newsource.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus supplement by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. If information in incorporated documents conflicts with information in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

The documents listed below have been filed by us pursuant to the Exchange Act and are incorporated by reference into this prospectus:

—	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on April 4, 2014;

—	Our Current Reports on Form 8-K or 8-K/A filed on December 19, 2013, January 28, 2014, February 5, 2014, February 18, 2014, April 8, 2014 and April 18, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A); and

—	The description of our common units contained in our Registration Statement on Form 8-A filed on February 6, 2013, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under that registration statement are terminated.

You may request a copy of any document incorporated by reference into this prospectus supplement and any exhibit specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at the following address or phone number:

New Source Energy Partners L.P.

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

(405) 272-3028

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying base prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common units. This prospectus supplement and the accompanying base prospectus include specific terms of this offering of our common units. We urge you to read carefully the entire prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference, including our financial statements and the notes to those statements, before making an investment decision. We also encourage you to read “Risk Factors” and our discussion of other risks and uncertainties in our reports filed with the SEC under the Exchange Act, particularly our 2013 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

New Source Energy Partners L.P.

Overview

We are a Delaware limited partnership formed in October 2012 by New Source Energy to own and acquire oil and natural gas properties in the United States. In November 2013, we acquired an oilfield services business, and now we report our results of operations and describe our business in two segments: (i) exploration and production and (ii) oilfield services. Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders and, over time, to increase those quarterly cash distributions.

Exploration and Production. — Our oil and natural gas properties consist of non-operated working interests primarily in the Misener-Hunton formation, or Hunton formation, a conventional resource reservoir located in east-central Oklahoma. This formation has a 90-year history of exploration and development and thousands of wellbore penetrations that have led to more accurate geologic mapping.

As of December 31, 2013, we had proved reserves of approximately 20.6 MMBoe, of which approximately 60.5% were classified as proved developed reserves. Of those proved developed reserves, 73.8% were comprised of oil and natural gas liquids, or “NGLs,” and 26.2% was natural gas. As of December 31, 2013, we had 124,759 gross (54,989 net) acres, of which 9,079 gross (3,230 net) acres were undeveloped. As of December 31, 2013, we had 161 gross (40.1 net) proved undeveloped drilling locations, of which 60 gross (21.6 net) were infill drilling locations. During the year ended December 31, 2013, our average net daily production was approximately 3,658 Boe/d.

Since completing our initial public offering on February 13, 2013, we have completed six acquisitions to expand our exploration and production business. Aggregate closing date consideration for these acquisitions consisted of 2,281,212 common units and approximately $27.9 million in cash. The acquisitions grew our current footprint in the Golden Lane field and allowed us to expand into the Luther and Southern Dome fields.

Oilfield Services. — We operate an oilfield services business headquartered in Oklahoma City, Oklahoma, and offer full service blowout prevention installation and pressure testing services throughout the Mid-Continent region, South Texas and West Texas, along with the provision of certain ancillary equipment necessary to perform such services. Our oilfield services business generated $23.6 million of revenue during the year ended December 31, 2013, and contributed $3.7 million of revenue to us from November 12, 2013 (the acquisition date) to December 31, 2013. For more details regarding our oilfield services business acquisition, see “Recent Developments—Acquisitions.”

Our Properties and Operations

Our oil and natural gas properties are located in the Greater Golden Lane, Luther and Southern Dome fields primarily within the Hunton Formation of east-central Oklahoma and consist of mature, legacy oil and natural gas reservoirs. Our oil and natural gas properties consist of non-operated working interests in producing and undeveloped leasehold acreage. Our properties include 302 gross (139.7 net) producing wells with working interests ranging from 7.5% to 100% (46.3% weighted average); and 161 gross (40.1 net) proved undeveloped drilling locations with working interests ranging from 1% to 96.4% (24.9% weighted average).

As of December 31, 2013, two rigs are being used to drill on our oil and natural gas properties, and the number of rigs may be increased to up to four rigs over the next twelve months. Since our initial public offering, 28 gross (10.6 net) wells have been completed on our properties.

The following table summarizes information related to our estimated oil and natural gas reserves as of December 31, 2013 and the average net production for the year ended December 31, 2013 from our oil and gas properties.

	Estimated Proved Reserves as of December 31, 2013(1)						Production for the Year Ended December 31, 2013(3)		Number of Wells/Drilling Locations as of December 31, 2013
Proved Reserves	Total Proved (MBoe)	Percent of Total	Percent Oil	Percent NGLs	Percent Natural Gas	PV-10 (MM)(2)	Average Net Daily Production (Boepd)	Average Working Interest	Gross	Net
Producing	11,930.8	57.8	7.7	66.5	25.8	$158.3	3,658	46.3%	302	139.7
Non-Producing	552.8	2.7	1.5	64.1	34.4	7.6	—	32.3%	6	1.9
Undeveloped	8,155.0	39.5	6.3	59.7	34.0	46.8	—	24.9%	161	40.1
Total	20,638.6	100.0	7.0	63.8	29.2	$212.7	3,658	38.7%	469	181.7

(1)	Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month price for each of the preceding twelve months, which were $96.78 per Bbl of crude oil, $36.78 per Bbl of NGLs and $3.67 per Mcf of natural gas. Adjustments were made for location and the grade of the underlying resource, which resulted in an average decrease of $3.07 per Bbl of crude oil, an average decrease of $1.17 per Bbl of NGLs and an average decrease of $0.12 per Mcf of natural gas.

(2)	PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using the twelve-month unweighted arithmetic average of the first-day-of-the-month price for each of the preceding twelve months. PV-10 typically differs from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) because it does not include the effects of income tax. We are a partnership that is not treated as a taxable entity for federal income tax purposes and, as a result, our PV-10 and Standardized Measure are equivalent. Neither PV-10 nor Standardized Measure represents an estimate of fair market value of our natural gas and crude oil properties. PV-10 is used by the industry and by our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

(3)	Includes production for the March Acquired Properties, the May Acquired Properties, the July Scintilla Acquired Properties and Southern Dome Acquired Properties from the effective date of the respective acquisition.

We use the term “conventional resource play” to refer to high water saturation (35-99%) hydrocarbon reservoirs that typically have been deemed not prospective by others. Conventional resource plays are usually located around and below conventional reservoirs, although they can exist independently. These reservoirs tend to be continuous hydrocarbon zones existing over a contiguous and potentially large geographical area. Conventional resource plays exhibit low exploration risk with consistent results, and with the implementation of specialized processes, we believe we have the ability to economically develop these large-scale reservoirs.

We have access to the development and operational experience of the New Source Group in support of our operating activities. The senior geologist and other professional staff members of the New Source Group have developed conventional resource plays for 25 years, which has provided them with insights on the physical processes at work and a significant amount of practical operating experience in how to economically produce from these reservoirs. As a result of this experience, the New Source Group has developed and refined processes that it will utilize in developing our conventional resource plays. Prior conventional resource plays in which the senior geologist for New Source Energy has used these specialized processes to successfully and economically produce oil and natural gas include the Red Fork formation in the Mount Vernon field in central Oklahoma, which was developed in the late 1980s, and the Hunton formation in the Carney and Golden Lane fields in central Oklahoma, which the New Source Group commenced developing in 1999. Each of these projects had been passed over by other industry operators because of its high saltwater content. The cumulative production from these fields from January 1, 1989 through December 31, 2013 following application of their specialized processes is 40.3 MMBoe.

Our oilfield services segment operates an oilfield services business headquartered in Oklahoma City, Oklahoma and offers full service blowout prevention installation and pressure testing services throughout the Mid-Continent region, along with the provision of certain ancillary equipment necessary to perform such services, which may include spacer spools, double-stud adapters, blowout preventers, ram blocks, choke manifolds, accumulators and other various pressure components. In addition to our presence in the Mid-Continent region, we recently leased field offices in South Texas to focus on the Eagle Ford Shale and in West Texas to focus on the Permian Basin.

Business Strategies

Our primary business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our unitholders, and over time, to increase those quarterly cash distributions. To achieve our objective, we intend to execute the following business strategies:

—	Develop Existing Proved Undeveloped Inventory. As of December 31, 2013, our oil and natural gas properties, most of which were produced from the Hunton formation, included 8.2 MMBoe of estimated proved undeveloped reserves through 161 gross (40.1 net) proved undeveloped drilling locations, of which 60 gross (21.6 net) were infill drilling locations. New Dominion, our contract operator, drilled 28 gross (10.6 net) wells on our properties during the year ended December 31, 2013. There currently are two rigs drilling on our properties, and this could increase to up to four rigs over the next twelve months.

—	Reduce Exposure to Commodity Price Risk and Stabilize Cash Flow Through Commodity Hedging Policy. We are party to commodity derivative contracts covering approximately 71% of our estimated oil, natural gas and NGL production for the year ending December 31, 2014, based on production estimates contained in our reserve report as of December 31, 2013. Our hedging strategy includes entering into commodity derivative contracts covering approximately 50% to 90% of our estimated total production over a three-to-five year period at any given point in time. We may, however, from time to time hedge more or less than this approximate range.

—

Continue to Leverage Strategic Relationship with the New Source Group. We intend to continue maximizing the benefits of our relationship with the New Source Group to access existing infrastructure and acquire producing oil and natural gas properties that meet our acquisition criteria. Since the closing of our initial public offering, we have made four acquisitions of oil and natural gas properties from members of the New Source Group, and we believe that additional transactions are possible in the future. We may also have the opportunity to work jointly with New Source Energy to pursue certain acquisitions of oil and natural gas properties.

—	Pursue Accretive Third Party Acquisitions of Long-Lived, Low-Risk, Producing Properties. Independent of the New Source Group, we intend to pursue acquisitions of producing properties from third parties. We will pursue additional acquisition opportunities when we believe we possess a strategic or technical advantage due to our existing liquidity, operational experience and access to infrastructure. We believe that the knowledge and experience of the MCE Entities’ management team and the customer base they have developed at the MCE Entities will be advantageous to us in our pursuit of future acquisition opportunities and will facilitate our expansion into other resource plays where the MCE Entities operate.

—	Pursue Accretive Third Party Oilfield Services Acquisitions and Expand Organically at MCE. We intend to pursue accretive acquisitions of third-party oilfield services companies that we believe would complement the MCE Entities’ operations. Additionally, we intend to expand organically at MCE by expanding into new geographic regions and new service lines for which we believe we have the expertise to gain market share.

Our Relationship with the New Source Group

New Source Energy is controlled by its principal stockholder, chairman and senior geologist, David J. Chernicky. Mr. Chernicky owns approximately 89% of New Source Energy’s outstanding common stock, and all of the membership interests in New Dominion and Scintilla as of December 31, 2013. Mr. Chernicky has historically acquired oil and natural gas properties through Scintilla, and New Dominion has acted as the operator for properties held by Scintilla for over 12 years, completing and economically producing more than 98% of all wells New Dominion has drilled in the Hunton formation. New Source Energy acquired substantially all of its assets from Scintilla in August 2011. As of December 31, 2013, Mr. Chernicky and entities he controls, including New Source Energy, collectively held (i) 30.6% of our general partner (ii) 28% of our then outstanding 9,599,578 common units and (iii) 100% of our 2,205,000 subordinated units.

Recent Developments

Oilfield Services Acquisition. — On November 12, 2013, we acquired entities comprising an oilfield services business from MCE, LLC. Through our oilfield services business, we offer full service blowout prevention installation and pressure testing services throughout the Mid-Continent region, along with the provision of certain ancillary equipment necessary to perform such services. Aggregate consideration to acquire the oilfield services business was approximately $43.6 million, which consisted of approximately $3.8 million in cash and 1,847,265 common units, and certain of the MCE, LLC sellers retained Class B interests in MCE, LP, which entitle the holders thereof to receive distributions of cash distributed by MCE above specified thresholds in increasing amounts. We also agreed to issue 99,768 common units, valued at $21.55 per common unit to certain employees under our long-term incentive plan, for aggregate total consideration of approximately $45.7 million. In addition, we agreed to provide additional consideration in the form of common units in the second quarter of 2015 based on specified performance metrics of the business we acquired for the nine-month period ending March 31, 2015, which is subject to a $120 million cap. For more information regarding this acquisition, please read Note 2 “Acquisitions—MCE Acquisition” to our audited historical financial statements included in our 2013 Annual Report, which is incorporated by reference herein.

Kristian B. Kos, the President and Chief Executive Officer and a director of our general partner, was a beneficial owner of the MCE Entities prior to the MCE Acquisition. The conflicts committee of the board of directors of our general partner, which, at the time, consisted of two independent directors, reviewed the MCE Acquisition and related terms and agreements, engaged and consulted with independent financial and legal advisors with respect thereto, and granted “special approval” under our partnership agreement with respect to the contribution agreement governing the MCE Acquisition. This transaction was unanimously approved by the board of directors of our general partner, based on the approval and recommendation of its conflicts committee.

Exploration and Production Acquisition. — On January 31, 2014, we completed an acquisition of working interests in 23 producing wells and related undeveloped leasehold rights (the “CEU Acquired Properties”) in the Southern Dome field in Oklahoma County, Oklahoma from CEU Paradigm, LLC (the “CEU Acquisition”). The CEU Acquired Properties generated average daily production of approximately 490 Boe per day during the period between October 1, 2013 and December 31, 2013, of which the commodity breakdown was 51% natural gas, 34% oil and 15% natural gas liquids.

As consideration for the CEU Acquisition, we paid $6.9 million in cash to the seller at closing and issued 488,667 common units to the seller. We also agreed to provide additional consideration to the seller in November 2014 if the production attributable to the working interests for the nine-month period ending September 30, 2014 exceeds the previous production average described above. We may satisfy any such additional consideration in cash, common units, or a combination thereof at our discretion.

Common Unit Distribution. — On April 21, 2014, the board of directors of our general partner declared a cash distribution to our unitholders of $0.58 per common unit for the quarter ended March 31, 2014. The cash distribution will be paid on May 15, 2014 to unitholders of record at the close of business on May 1, 2014.

Principal Executive Offices

Our principal executive offices are located at 914 North Broadway, Suite 230, Oklahoma City, Oklahoma, and our phone number is (405) 272-3028. Our website address is www.newsource.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Additional Information

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Our Ownership and Organizational Structure

The table and diagram below illustrates our ownership and organizational structure as of April 21, 2014 based on total units outstanding after giving effect to this offering and assumes that the underwriters do not exercise their option to purchase additional common units to cover over-allotments, if any, and that our general partner does not make a capital contribution to maintain its current general partner interest.

	Units	Ownership Interest
Common units held by the public	8,910,022	57.6%
Common units held by New Source Energy	1,125,500	7.3%
Common units held by officers and directors of New Source Energy GP, LLC	3,052,723	19.8%
Subordinated units held by New Source Energy	2,205,000	14.3%
General partner units	155,102	1.0%

Total	15,448,347	100.0%

(1)	As of December 31, 2013, our general partner is owned 69.4% by an entity controlled by Kristian B. Kos, the President and Chief Executive Officer and a director of our general partner, 25% by an entity controlled by David J. Chernicky, the Chairman of the board of directors of our general partner, and 5.6% by New Source Energy. Mr. Chernicky is also the Chairman and controlling shareholder of New Source Energy. Mr. Kos is the President and Chief Executive Officer of New Source Energy.
(2)	Certain of the MCE, LLC sellers, including Mr. Kos, retained Class B Units in MCE, LP, which entitle the holders thereof to receive incentive distributions of cash distributed by MCE above specified thresholds, up to a maximum level of 50%. Please read Exhibit 10.20 to our 2013 Annual Report for a detailed description of the Class B Units in MCE, LP.

The Offering

The summary below describes the principal terms of the offering of the common units.

Issuer	New Source Energy Partners L.P.

Securities Offered	3,000,000 common units (or 3,450,000 common units if the underwriters exercise in full their option to purchase additional common units).

Units to be Outstanding After The Offering	13,088,245 common units (or 13,538,245 common units if the underwriters exercise in full their option to purchase additional common units) and 2,205,000 subordinated units.

New York Stock Exchange Symbol	Our common units are listed on the New York Stock Exchange under the symbol “NSLP.”

Use of Proceeds	We expect to receive net proceeds of approximately $65.8 million from the sale of the common units offered hereby, after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional common units in full, the net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $75.8 million. We intend to use all of the net proceeds from this offering to repay a portion of the indebtedness outstanding under our revolving credit facility. Please read “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under, and an affiliate of BMO Capital Markets Corp. is the administrative agent of, our revolving credit facility, and, accordingly, certain of the underwriters or their affiliates will receive a portion of the net proceeds of this offering. Please read “Underwriting.”

Cash Distributions	We expect to make cash distributions on our common units on a quarterly basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. On April 21, 2014, the board of directors of our general partner declared a cash distribution to our unitholders of $0.58 per common unit for the quarter ended March 31, 2014. The cash distribution will be paid on May 15, 2014 to unitholders of record at the close of business on May 1, 2014.

Risk Factors	An investment in the common units involves risks. You should consider carefully the information under the heading “Risk Factors” on page S-11 of this prospectus supplement, on page 1 of the accompanying base prospectus and all other information contained or incorporated by reference herein before deciding to invest in our common units.

Limited Voting Rights	Our general partner will manage us and operate our business. Unlike stockholders of a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2⁄3% of the outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon the closing of this offering, New Source Energy and the officers and directors of our general partner will own an aggregate of approximately 41.7% of our outstanding common and subordinated units (or 40.5% of our outstanding common and subordinated units if the underwriters exercise their option to purchase additional common units in full) and will therefore be able to prevent the removal of our general partner. Please read “The Partnership Agreement—Limited Voting Rights.”

Estimated Ratio of Taxable Income to Distributions	We estimate that if our unitholders own the common units purchased in this offering through the record date for distributions for the period ending December 31, 2015, such unitholders will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 40% of the cash distributed to such unitholders with respect to that period. Please read “Material U.S. Federal Income Tax Considerations—Ratio of Taxable Income to Distributions” for information regarding the bases for this estimate.

Material U.S. Federal Income Tax Considerations	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Considerations.”

Summary Historical Financial and Operating Data

We were formed in October 2012 and do not have historical financial or operating results for periods prior to our formation. The contribution of the properties to us by New Source Energy in connection with our IPO in February 2013 was a transaction between businesses under common control. Accordingly, we have reflected the properties acquired in connection with our IPO in our financial statements retroactively at carryover basis. The summary financial and operating data presented below are qualified in their entirety by reference to, and should be read in conjunction with, “Capitalization” included in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical financial statements in our 2013 Annual Report, which is incorporated by reference herein. Our historical results are not necessarily indicative of future financial or operating results.

	Year Ended December 31,
	2013	2012
	(in thousands)
Revenues:
Oil sales	$8,090	$5,570
Natural gas sales	10,000	6,030
Natural gas liquids sales	28,847	23,996
Service and rentals	3,738	—

Total revenues	50,675	35,596

Operating Costs and Expenses:
Oil and natural gas production expenses	12,631	6,217
Oil and natural gas production taxes	2,669	1,144
Cost of providing service and rentals	2,040	—
General and administrative	14,760	12,660
Depreciation, depletion, and amortization	18,556	14,409
Accretion expense	209	116

Total operating costs and expenses	50,865	34,546

Operating (loss) income	(190)	1,050
Other Income (Expense):
Interest expense	(4,078)	(3,202)
Net gain (loss) on commodity derivatives	(5,548)	7,057
Gain on investment in acquired business	22,709	—
Other income (expense)	1,603	—

Income before income taxes	14,496	4,905
Income tax benefit (expense)	12,126	(1,796)

Net income (loss)	$26,622	$3,109

	As of December 31,
	2013	2012
	(in thousands)
Balance Sheet Data:
Accounts receivable	$12,609	$5,663
Other current assets	8,405	25
Total property and equipment, net	171,034	91,423
Other assets	62,662	2,823

Total assets	$254,710	$99,934

Current liabilities	$17,281	$1,973
Long-term debt	80,014	68,000
Other long-term liabilities	10,162	13,986
Partners’ capital / Total parent net investment	147,253	15,975

Total liabilities and parent net investment	$254,710	$99,934

	Year Ended December 31,
	2013	2012
Sales Volumes:
Crude oil (Bbls)	84,273	61,010
Natural gas (Mcf)	2,764,336	2,278,342
Natural gas liquids (Bbls)	790,234	711,195

Total crude oil equivalent (Boe)(1)	1,335,230	1,151,929

Average Sales Price (Excluding Derivatives):
Crude oil (per Bbl)	$95.14	$91.30
Natural gas (per Mcf)	$3.61	$2.65
Natural gas liquids (per Bbl)	$36.50	$33.74
Average Sales Price (per Boe)	$35.15	$30.90

(1)	Determined using the ratio of 6 Mcf of natural gas to 1 Bbl of crude oil

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business and operational risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the risk factors and all of the other information included in, or incorporated by reference into, this prospectus supplement and accompanying base prospectus, including those described under the heading “Risk Factors” included in Item 1A of our 2013 Annual Report, which is incorporated by reference in this prospectus supplement, together with all of the other information included in this prospectus supplement, accompanying base prospectus and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

We may not have sufficient cash to pay the minimum quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

We may not have sufficient available cash each quarter to pay the minimum quarterly distribution of $0.525 per unit or any other amount. Under the terms of our partnership agreement, the amount of cash available for distribution will be reduced by our operating expenses and the amount of any cash reserves established by our general partner to provide for future operations, future capital expenditures, including acquisitions of additional oil and natural gas properties, growing our oilfield services business, future debt service requirements and future cash distributions to our unitholders.

The amount of cash we distribute on our units principally depends on the cash we generate from operations, which depends on, among other things:

—	the amount of oil, natural gas and NGLs we produce;

—	the prices at which we sell our oil, natural gas and NGL production;

—	the amount and timing of settlements of our commodity derivatives;

—	the level of our operating costs, including maintenance capital expenditures and payments to our general partner;

—	the level of drilling activity and demand for our oilfield services; and

—	the level of our interest expense, which depends on the amount of our indebtedness and the interest payable thereon.

For a description of additional restrictions and factors that may affect our ability to make cash distributions to our unitholders, see “Item 5—Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities” in our 2013 Annual Report.

We rely on New Source Energy and New Dominion, our contract operator, to execute our drilling program. If either New Source Energy or New Dominion fails to perform or inadequately performs, our operations will be adversely affected and our costs could increase or our reserves may not be developed, reducing our future levels of production and our cash flow from operations, which could affect our ability to make cash distributions to our unitholders.

We have entered into agreements with New Source Energy and New Dominion, under which we rely on New Dominion to operate all of our existing producing wells and coordinate our development drilling program. For example, pursuant to our development agreement with New Source Energy and New Dominion, our general partner has the ability to propose an annual drilling schedule as well as to determine our annual maintenance drilling budget. We are a party to these agreements, pursuant to which New Dominion serves as the contract operator for certain of our properties. While under the terms of the development agreement, New Dominion is required to use its commercially reasonable efforts to ensure that our proportionate share of capital costs under the Golden Lane Participation Agreement are equal to our general partner’s proposed annual maintenance budget, New Dominion has the ability to propose upward or downward revisions to that budget subject to the approval of our general partner. Similarly, while our general partner is required to establish an annual drilling schedule, New Dominion may propose additions, substitutions or deletions subject to the approval of our general partner. Changes to either the budget or the drilling schedule could result from non-participation elections from other parties to the participation agreements, weather related events that interrupt the drilling schedule, operating results from completed or development wells or forced pooling. To the extent any of these events results in the development of less additional production or reserves than we currently anticipate, our cash flow from operations may be materially impaired.

Although we monitor our cost and work with New Dominion to actively manage our expenses, we have seen a significant rise in our lease operating expenses compared to last year. Our lease operating expenses increased $7.7 million, or 154%, to $12.6 million in 2013 from $5.0 million in 2012 primarily due to the acquisition of oil and gas properties and increased operator fees and vendor costs.

Producing oil and natural gas reservoirs are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production and therefore our cash flow and ability to make distributions are highly dependent on our success in efficiently developing and exploiting our current reserves. Our production decline rates may be significantly higher than currently estimated if our wells do not produce as expected. Further, our decline rate may change when we drill additional wells or make acquisitions.

A decline in oil, natural gas and NGL prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil, natural gas and NGLs heavily influences our revenue, profitability, access to capital and future rate of growth. Oil, natural gas and NGLs are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include the following:

—	worldwide and regional economic and political conditions impacting the global supply and demand for oil, natural gas and NGLs;

—	the price and quantity of imports of foreign oil and natural gas;

—	the level of global oil and natural gas exploration and production;

—	the level of global oil and natural gas inventories;

—	localized supply and demand fundamentals and transportation availability;

—	weather conditions and natural disasters;

—	domestic and foreign governmental regulations;

—	speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

—	price and availability of competitors’ supplies of oil and natural gas;

—	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

—	technological advances affecting energy consumption; and

—	the price and availability of alternative fuels.

Further, oil prices and natural gas prices do not necessarily fluctuate in direct relationship to each other. Because approximately 71% of our estimated proved reserves as of December 31, 2013 were oil and NGLs reserves, our financial results are more sensitive to movements in oil and NGL prices. The price of oil has been extremely volatile, and we expect this volatility to continue. During the year ended December 31, 2013, the daily NYMEX West Texas Intermediate oil spot price ranged from a high of $110.62 per Bbl to a low of $86.65 per Bbl, and the NYMEX natural gas Henry Hub spot price ranged from a high of $4.52 to a low of $3.08 per MMBtu.

Substantially all of our oil production is sold to purchasers under short-term (less than twelve months) contracts at market based prices. Lower oil and NGL prices and, to a lesser extent, natural gas prices will reduce our cash flows, borrowing ability and the present value of our reserves. Lower commodity prices may also reduce the amount of oil and natural gas that we can produce economically and may affect our proved reserves.

Unless we replace the oil and natural gas reserves we produce, our revenues and production will decline, which would adversely affect our cash flow from operations and our ability to make distributions to our unitholders.

We will be unable to sustain our minimum quarterly distribution without substantial capital expenditures that maintain our asset base. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our current proved reserves will decline as reserves are produced and, therefore, our level of production and cash flows will be affected adversely unless we participate in successful development activities or acquire properties containing proved reserves. Thus, our future oil and natural gas production and, therefore, our cash flow from operations are highly dependent upon the level of success we, in conjunction with the New Source Group, have in finding or acquiring additional reserves. However, we cannot assure you that our future activities will result in any specific amount of additional proved reserves or that the New Source Group will be able to drill productive wells at acceptable costs. We may not be able to develop, find or acquire additional reserves to replace our current and future production at economically acceptable terms, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution to our unitholders.

According to estimates included in our proved reserve report, if on December 31, 2013 drilling and development on our properties had ceased, including recompletions and workovers, then our proved developed producing reserves would decline at an annual effective rate of 10.6% over 10 years. If we fail to replace reserves, our level of production and cash flows will be affected adversely. Our total proved reserves will decline as reserves are produced unless the New Source Group conducts other successful exploration and development activities or we acquire properties containing proved reserves, or both. In addition, estimates of maintenance capital expenditures may not be sufficient to maintain production.

We do not currently operate any of our drilling locations, and therefore, we will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of our assets.

We do not currently operate any of our properties and do not have plans to develop the capacity to operate any of our properties. As a non-operated working interest owner, we are dependent on the New Source Group to develop our properties. Other than as provided in our development agreement, our ability to achieve targeted returns on capital in drilling or acquisition activities and to achieve production growth rates will be materially affected by decisions made by the New Source Group over which we have little or no control. Such decisions include:

—	the timing of capital expenditures;

—	the timing of initiating the drilling and recompleting of wells;

—	the extent of operating costs;

—	selection of technology and drilling and completion methods; and

—	the rate of production of reserves, if any.

Although we monitor our cost and work with New Dominion to actively manage our expenses, we have seen a significant rise in our lease operating expenses compared to last year. Our lease operating expenses increased $7.7 million, or 154%, to $12.6 million in 2013 from $5.0 million in 2012 primarily due to the acquisition of oil and gas properties and increased operator fees and vendor costs.

The participation agreements contain terms that may be disadvantageous to us.

In connection with our entry into the development agreement with New Source Energy and New Dominion, we became a party to the Golden Lane Participation Agreement, which includes both affiliated and third party lease holders in the Golden Lane field. While our general partner has the ability to establish our annual maintenance drilling budget and drilling schedule and New Dominion has agreed to use its commercially reasonable best efforts to comply with each, New Dominion serves as the contract operator under the terms of the Golden Lane Participation Agreement and, as among the balance of the participants in that agreement, has the sole right to propose new wells. Similarly, as the operator, New Dominion has the sole right to propose new wells under the other participation agreements. In addition, New Dominion has the ability to propose changes to either our annual maintenance drilling budget or the drilling schedule under the development agreement, with such changes being subject to the approval of our general partner. In addition, the participation agreements contain negotiated terms that may depart from those typical in operating agreements, which grants New Dominion a high degree of control over the development of the properties. Such terms include the following:

—	with few exceptions, New Dominion may retain record title to our interest in any undeveloped properties that New Dominion acquires in the future for our benefit until after the drilling of and production from such properties.

—	subject to our general partner’s approval in certain circumstances, New Dominion may substitute one or more wells intended to be drilled with a new well or add additional wells. We are obligated to pay our proportionate share of any additional costs incurred.

—	if we decline to participate in a new well that New Dominion proposes, we will not be eligible to participate in certain additional wells and we also would be obligated to pay for our share of the applicable acquisition costs associated with the leasehold interests underlying the proposed new well even though we have elected not to participate in the well and the associated costs themselves. In addition, if we decline to participate in a new well that New Dominion proposes, we will relinquish our interest in the new well and our share of production from the new well at least for a period of time intended to compensate other parties for our election not to participate.

—	we are obligated to pay both a well connection fee and a fee per barrel of saltwater disposed and a proportionate share of the cost to maintain such disposal wells; however, we do not obtain any ownership rights in such disposal wells, pipelines or other infrastructure.

—	our annual maintenance drilling budget includes a proportionate share of the capital costs of oil, gas, water and electrical infrastructure; however, such infrastructure remains the property of our contract operator.

—	our contract operator may increase certain of the fees and costs charged to us.

—	certain costs charged to us are “turnkey” costs, which may be higher or lower than the actual costs incurred.

—	we may be liable for certain legacy liabilities related to the properties.

—	our share of oil and gas production is committed to sale arrangements that we do not control and may not reflect market terms at any given time.

—	our right to sell or commit the properties to other ventures is limited by rights held by our contract operator.

Our contract operator does not own a working interest in any of the properties it operates on our behalf. As a result, our contract operator may have interests in developing and operating our properties that differ from and may be contrary to our interests.

If our contract operator fails to perform its obligations under its agreements with us, becomes subject to bankruptcy proceedings or otherwise proves to be an undesirable operator, our business could be adversely affected.

The successful execution of our strategy depends on continued utilization of New Dominion’s oil and gas infrastructure and technical staff as the operator of our properties. Failure to continue this relationship through (i) the termination or expiration of the operating agreements governing such relationship, or New Source Energy’s other arrangements with New Dominion and its affiliates or (ii) the bankruptcy or dissolution of New Dominion could have a material adverse effect on our operations and our financial results. In particular, if New Dominion becomes subject to bankruptcy proceedings, New Dominion or the bankruptcy trustee may be able to cancel one or more of its agreements with us on the basis that they are “executory contracts.” If this were to occur, we would be required either (i) to renegotiate with New Dominion or its successor to continue to serve as the operator of our properties and provide us with access to the saltwater disposal and other infrastructure serving our properties or (ii) to select another operator and obtain access to similar infrastructure from other sources, any of which would most likely result in higher costs to us for such services and infrastructure.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

One of our principal growth strategies is to pursue selective acquisitions of producing and proved undeveloped properties in conventional resource reservoirs. If we choose to participate in an acquisition, we will perform a review of the target properties that we believe is consistent with industry practices. However, these reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may contractually assume environmental and other risks and liabilities in connection with the acquired properties.

There are risks relating to our acquisition strategy. If we are unable to successfully integrate and manage businesses that we have acquired and any businesses acquired in the future, our results of operations and financial condition could be adversely affected.

One of our business strategies is to acquire technologies, operations and assets that are complementary to our existing businesses. There are financial, operational and legal risks inherent in any acquisition strategy, including:

—	increased financial leverage;

—	ability to obtain additional financing or issue additional securities;

—	increased interest expense and/or unitholder distributions; and

—	difficulties involved in combining disparate company cultures and facilities.

The success of any completed acquisition will depend on our ability to effectively integrate the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that we will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operation. See “Business-Acquisitions” and “Business-Recent Developments” in our 2013 Annual Report.

Most of our oil and gas properties are currently located in the Hunton Formation in east-central Oklahoma, making us vulnerable to risks associated with operating in one primary geographic area.

Most of our oil and gas properties are currently located in the Hunton Formation in east-central Oklahoma. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from wells in which we have an interest that are caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as in Oklahoma, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We are subject to significant risks associated with the drilling and completion of wells in which we participate.

There are risks associated with the drilling of oil and natural gas wells, including landing the wellbore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore, fires and spills, among others. Risks in completing our wells include, but are not limited to, being able to produce the formation, being able to run tools the entire length of the wellbore during completion operations and successfully cleaning out the wellbore. The occurrence or non-occurrence, as appropriate, of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blowouts or other hazards. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets.

Our reliance on specialized processes creates uncertainties that could adversely affect our results of operations and financial condition.

One of our business strategies is to commercially develop conventional resource reservoirs using specialized processes employed by the New Source Group. One technique utilized by the New Source Group is the installation of electric submersible pumps to depressurize the targeted hydrocarbon-bearing reservoir, allowing the gas to expand and push oil and natural gas out of the pores in which they are trapped, in order to increase the production of oil and natural gas. The additional production and reserves attributable to the use of these techniques is inherently difficult to predict. If these specialized processes do not allow for the extraction of additional oil and natural gas production in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected.

Our oilfield services business and financial performance depends on the level of drilling and completion activity in the oil and natural gas industry.

The number of rigs drilling for natural gas has recently declined as a result of low natural gas prices; however, the number of rigs drilling for oil has offset this decline as a result of relatively high prices for oil. To the extent that the recent fluctuations in global crude oil prices develop into a prolonged decline, this drop could result in a reduction in the growth rate of active oil rigs and a decline in the number of active oil rigs from current levels.

Oil and natural gas producers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending. Industry conditions that impact the activity levels of oil and natural gas producers are influenced by numerous factors over which we have no control, including:

—	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

—	global weather conditions and natural disasters;

—	worldwide political, military, and economic conditions;

—	the cost of producing and delivering oil and natural gas;

—	commodity prices; and

—	potential acceleration of development of alternative energy sources.

A prolonged reduction in natural gas and oil prices would generally depress the level of natural gas and oil exploration, development, production and well completion activity and result in a corresponding decline in the demand for the oilfield services we provide. In addition, any future decreases in the rate at which oil and natural gas reserves are developed, whether due to increased governmental regulation, limitations on exploration and drilling activity or other factors, could have a material adverse effect on our business, even in a stronger natural gas and oil price environment.

If we are not able to acquire new oilfield services equipment or our equipment becomes technologically obsolete, our results of operations may be adversely affected.

The market for oilfield services is characterized by changing technology and product introduction. As a result, our success is dependent upon our ability to acquire new services and equipment on a cost-effective basis and to introduce them into the marketplace in a timely manner. While we intend to continue committing substantial financial resources and effort to the development of new services and equipment, we may not be able to successfully differentiate our services from those of our competitors. Our clients may not consider our proposed services to be of value to them; or if the proposed services are of a competitive nature, our clients may not view them as superior to our competitors’ services and products. In addition, we may not be able to adapt to evolving markets and technologies or achieve and maintain technological advantages.

We depend on our key management personnel, and the loss of any of these individuals could adversely affect our business.

If we lose the services of our key management personnel (including Kristian B. Kos, David J. Chernicky and Dikran Tourian) or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We depend upon the knowledge, skill and experience of these individuals to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management.

Our key management personnel (including Kristian B. Kos, David J. Chernicky, and Dikran Tourian) may terminate their employment with us at any time for any reason with little or no notice. Upon termination of their employment, such persons may engage in businesses that compete with us.

We may be unable to attract and retain skilled and technically knowledgeable employees, which could adversely affect our business.

Our success depends upon attracting and retaining highly skilled professionals and other technical personnel. A number of our employees are highly skilled engineers, geologists and highly trained technicians, and our failure to continue to attract and retain such individuals could adversely affect our ability to compete in the exploration, production and oilfield services industries. We may confront significant and potentially adverse competition for these skilled and technically knowledgeable personnel, particularly during periods of increased demand for oil and gas. Additionally, at times there may be a shortage of skilled and technical personnel available in the market, potentially compounding the difficulty of attracting and retaining these employees. As a result, our business, results of operations and financial condition may be materially adversely affected.

We rely on our relationships with affiliates to access infrastructure that is critical to the development of our assets. Adequate infrastructure may not be available at an economic rate.

Execution of our business strategy is dependent on the availability and capability of various infrastructure, including gas gathering and processing, saltwater disposal, and transportation. Future acquisitions may require us to expend significant capital to acquire, develop or access similar infrastructure. Such capital requirements may adversely impact our returns.

Access to saltwater disposal infrastructure may not be sufficient to handle all saltwater produced, and more stringent environmental regulations may impact the New Source Group’s ability to handle saltwater.

Our production is dependent on economically disposing of large amounts of saltwater utilizing the New Source Group’s existing saltwater disposal infrastructure. Changing, more stringent environmental regulations or the unexpected production of excessive saltwater could render such infrastructure insufficient and require additional capital expenditures as well as result in delays in production activities.

Our ability to sell our production or receive market prices for our production may be adversely affected by lack of transportation, capacity constraints and interruptions.

The marketability of our production from our producing properties depends in part upon the availability, proximity and capacity of third-party refineries, natural gas gathering systems and processing facilities. We deliver crude oil and natural gas produced from these areas through transportation systems that we do not own. The lack of availability or capacity on these systems and facilities could reduce the price offered for our production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties.

A portion of our production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of accidents, field labor issues or strikes, or the New Source Group might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could adversely affect our cash flow from operations.

Future downturns in the oil and natural gas industry, or in the oilfield services business, may have a material adverse effect on our financial condition or results of operations.

The oil and natural gas industry is highly cyclical and demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and natural gas industry for the exploration, development and production of crude oil and natural gas reserves, which are sensitive to oil and natural gas prices and generally dependent on the industry’s view of future oil and natural gas prices. There are numerous factors affecting the supply of and demand for our oilfield services, which are summarized as:

—	general and economic business conditions;

—	market prices of oil and natural gas and expectations about future prices;

—	cost of producing and the ability to deliver oil and natural gas;

—	the level of drilling and production activity;

—	mergers, consolidations and downsizing among our customers;

—	the impact of commodity prices on the expenditure levels of our customers;

—	financial condition of our client base and their ability to fund capital expenditures;

—	the physical effects of climatic change, including adverse weather or geologic/geophysical conditions;

—	the adoption of legal requirements or taxation relating to climate change that lower the demand for petroleum-based fuels;

—	civil unrest or political uncertainty in oil producing or consuming countries;

—	level of consumption of oil, gas and petrochemicals by consumers;

—	changes in existing laws, regulations, or other governmental actions, including temporary or permanent moratoriaon hydraulic fracturing;

—	the business opportunities (or lack thereof) that may be presented to and pursued by us;

—	availability of services and materials for our customers to grow their capital expenditures;

—	ability of our customers to deliver product to market; and

—	availability of materials and equipment from our key suppliers.

The oil and natural gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for our oilfield services and downward pressure on the prices we charge for these services. A significant downturn in the oil and natural gas industry could result in a reduction in demand for oilfield services and could adversely affect our operating results.

Our identified drilling locations are scheduled to be developed over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have identified and scheduled drilling locations on our acreage over a multi-year period. The ability of New Dominion to drill and develop these locations depends on a number of factors, including our availability of capital to fund an annual maintenance drilling budget, seasonal conditions, regulatory approvals, oil, natural gas and NGL prices, costs and drilling results. The final determination on whether to drill any of these drilling locations will be dependent upon the factors described in our 2013 Annual Report as well as, to some degree, the results of New Dominion’s drilling activities with respect to our proved drilling locations. Because of these uncertainties, we do not know if the identified drilling locations will be drilled within our expected time frame or will ever be drilled. As such, our actual drilling activities may be materially different from those presently identified, which could adversely affect our business, results of operations or financial condition.

Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reserves.

To prepare our estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil, natural gas and NGL prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production.

Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of development, prevailing oil, natural gas and NGL prices and other factors, many of which are beyond our control.

A substantial portion of our estimated proved reserves is undeveloped and may not ultimately be developed or become commercially productive, which could have a material adverse effect on our future oil and natural gas reserves and production and, therefore, our future cash flow and income.

Approximately 39.5% of our total estimated proved reserves as of December 31, 2013 were proved undeveloped reserves and may not be ultimately developed or produced. In estimating our proved undeveloped reserves, we rely upon estimates of our working interest and net revenue interest based on our current ownership of leasehold in the proposed drilling unit, and we also use assumed production volumes based on production histories and geological information. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in our reserve report assumes that substantial capital expenditures are required and will be made to develop these reserves. We cannot be certain that the estimated costs of the development of these reserves are accurate, that development will occur as scheduled or that the results of such development will be as estimated. Delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the standardized measure of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause us to have to reclassify our proved reserves as unproved reserves.

The present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements for the year ended December 31, 2013, we have based the estimated discounted future net revenues from our proved reserves on the unweighted arithmetic average of the first-day-of-the-month price for each of the preceding twelve months without giving effect to derivative transactions. Actual future net revenues from our oil and natural gas properties will be affected by factors such as:

—	the actual prices we receive for oil and natural gas;

—	our actual development and production expenditures;

—	the amount and timing of actual production; and

—	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net revenues may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Actual future prices and costs may differ materially from those used in our present value estimates.

Our development and acquisition projects require substantial capital expenditures. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in our oil and natural gas reserves.

The natural gas and oil industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business for the development, production and acquisition of oil, natural gas and NGL reserves. These expenditures will reduce our cash available for distribution. We intend to finance our future capital expenditures with cash flow from operations and our revolving credit facility, and potentially proceeds from debt and equity offerings.

If we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we would need to curtail our development activities, acquisition activities, or both, or seek alternative sources of capital, including by means of entering into joint ventures with other exploration and production companies, sales of interests in certain of our oil and natural gas properties or by undertaking additional financing activities (including through the issuance of equity or the incurrence of debt). If we are forced to make non-consent elections to proposed wells with respect to our properties due to lack of capital, we would be subject to substantial penalties under the Participation Agreements related to relinquishment of our interest in proposed new wells and our eligibility to participate in certain additional wells.

We may not be able to access the capital markets or otherwise secure such additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. Our business strategy is reliant upon our ability to have access to a substantial amount of outside capital. The availability of these sources of capital will depend upon a number of factors, including general economic and financial market conditions, oil, natural gas and NGL prices and our market value and operating performance. If additional capital resources are unavailable, we may curtail our development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operations.

Our cash flows from operations and access to capital are subject to a number of variables, including, among others:

—	our proved reserves;

—	the volume of oil, natural gas and NGLs we are able to produce and sell from existing wells;

—	the prices at which our oil, natural gas and NGLs are sold;

—	our ability to acquire, locate and produce new reserves; and

—	the ability of our banks to lend.

If our revenues or the borrowing base under our revolving credit facility decrease as a result of lower oil, natural gas or NGL prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. If additional capital is needed, we may not be able to obtain debt or equity financing.

Increased costs of capital could adversely affect our business.

Our business and operating results can be harmed by factors such as the availability, terms and cost of capital and increases in interest rates. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows available for drilling and place us at a competitive disadvantage. Continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital. A significant reduction in the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

If oil, natural gas and NGL prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

We review our proved oil and natural gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties, which may result in a decrease in the amount available under our revolving credit facility. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future that could have a material adverse effect on our ability to borrow under our revolving credit facility and our results of operations for the periods in which such charges are taken.

Our insurance policies might be inadequate to cover our liabilities.

Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability, and the damages are not covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition may be materially adversely affected.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater resources than we do.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel. As a relatively small company, many of our competitors are major and large independent oil and natural gas companies or diversified oilfield services companies that possess and employ financial, technical and personnel resources substantially greater than our resources. The larger exploration and production companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit and may be willing to pay premium prices that we cannot afford to match. Additionally, larger oilfield services companies may be able to offer potential customers a broader range of services, products and technical expertise. Our ability to acquire additional prospects and develop reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel or raising additional capital.

Our commodity derivative arrangements may be ineffective in managing our commodity price risk and could result in financial losses or could reduce our income, which may adversely impact our ability to pay distributions to our unitholders.

We enter into financial hedge arrangements (i.e., commodity derivative agreements) from time to time in order to manage our commodity price risk and to provide a more predictable cash flow from operations. We do not intend to designate our derivative instruments as cash flow hedges for accounting purposes. The fair value of our derivative instruments are marked to market at the end of each quarter, and the resulting unrealized gains or losses due to changes in the fair value of our derivative instruments are recognized in current earnings. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments.

Actual future production of our properties may be significantly higher or lower than we estimate at the time we enter into commodity derivative contracts for such period. If the actual amount of production is higher than we estimated, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, to the extent we engage in hedging activities, such hedging activities may not be as effective as we intend in reducing the volatility of our cash flows.

Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

—	production is less than the volume covered by the derivative instruments;

—	the counter-party to the derivative instrument defaults on its contract obligations;

—	there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

—	the steps we take to monitor our derivative financial instruments do not detect and prevent transactions that are inconsistent with our risk management strategies.

In addition, depending on the type of derivative arrangements we enter into, the agreements could limit the benefit we would receive from increases in oil, natural gas or NGLs prices. We cannot assure you that the commodity derivative contracts we have entered into, or will enter into, will adequately protect us from fluctuations in oil prices.

The enactment of derivatives legislation and regulation could have an adverse effect on our ability to use derivative instruments to reduce the negative effect of commodity price, interest rate and other risks associated with our business.

On July 21, 2010, new comprehensive financial reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), was enacted that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Act requires the Commodities Futures Trading Commission (the “CFTC”), the SEC and other regulators to promulgate rules and regulations implementing the new legislation.

Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position limits rule was vacated by the United States District Court (the “District Court”) for the District of Columbia in September of 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on us is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also will require us, in connection with covered derivatives activities, to comply with clearing and trade-execution requirements or take steps to qualify for an exemption to such requirements. Although we expect to qualify for the end-user exception from the mandatory clearing requirements for swaps entered to hedge its commercial risks, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. In addition, for uncleared swaps, the CFTC or federal banking regulators may require end-users to enter into credit support documentation and/or post initial and variation margin. Posting of collateral could impact liquidity and reduce cash available to us for capital expenditures, therefore reducing our ability to execute hedges to reduce risk and protect cash flows. The proposed margin rules are not yet final, and therefore the impact of those provisions on us is uncertain at this time.

The Act may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. The full impact of the Act and related regulatory requirements upon our business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Act and any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts or increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures and our ability to pay distributions to our unitholders. Finally, the Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the Act is to lower commodity prices. Any of these consequences could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Our production of oil and natural gas is sold to a limited number of customers and the credit default of one of these customers could have a temporary adverse effect on us.

Revenues from our exploration and production segment are generated under contracts with a limited number of customers. Historically, a majority of the natural gas from our properties has been sold to Scissortail Energy, LLC and a majority of the oil from our properties has been sold to United Petroleum Purchasing Company and Sun Refining. Our results of operations would be adversely affected as a result of non-performance by any of our customers. A payment default by one of these large customers could have an adverse effect on us, temporarily reducing our cash flow.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity and incur debt.

As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions to our unitholders and the implied distribution yield. The distribution yield is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue additional equity or incur debt, and the cost to us of any such issuance or incurrence.

Changes in the legal and regulatory environment governing the oil and natural gas industry, particularly changes in the current Oklahoma forced pooling system, could have a material adverse effect on our business.

Our business is subject to various forms of extensive government regulation, including laws and regulations concerning the location, spacing and permitting of the oil and natural gas wells the New Source Group drills and the disposal of saltwater produced from such wells, among other matters. In particular, our business relies heavily on a methodology available in Oklahoma known as “forced pooling,” which refers to the ability of a holder of an oil and natural gas interest in a particular prospective drilling spacing unit to apply to the Oklahoma Corporation Commission for an order forcing all other holders of oil and natural gas interests in such area into a common pool for purposes of developing that drilling spacing unit. Changes in the legal and regulatory environment governing our industry, particularly any changes to Oklahoma forced pooling procedures that make forced pooling more difficult to accomplish, could result in increased compliance costs and adversely affect our business and results of our operations.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

The Obama Administration’s budget proposal for fiscal year 2014 includes proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these proposals will be introduced into law and, if so, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our common units.

We are subject to a variety of environmental and worker health and safety laws and regulations, which may result in increased costs and significant liability to our business.

We are subject to a variety of stringent governmental laws and regulations relating to protection of the environment, worker health and safety and the use and storage of chemicals and gases used in our analytical and manufacturing processes and the discharge and disposal of wastes generated by those processes. Certain of these laws and regulations may impose joint and several, strict liability for environmental liabilities, such as the remediation of historical contamination or recent spills, and failure to comply with such laws and regulations could result in the assessment of damages, fines and penalties, the imposition of remedial or corrective action obligations or the suspension or cessation of some or all of our operations. These stringent laws and regulations could require us to acquire permits or other authorizations to conduct regulated activities, install and maintain costly equipment and pollution control technologies, impose specific health and safety standards addressing work protection, or to incur costs or liabilities to mitigate or remediate pollution conditions caused by our operations or attributable to former owners or operators. If we fail to control the use, or adequately restrict the emission or discharge, of hazardous substances or wastes, we could be subject to future material liabilities including remedial obligations. In addition, public interest in the protection of the environment has increased dramatically in recent years with governmental authorities imposing more stringent and restrictive requirements. We anticipate that the trend of more expansive and stricter environmental laws and regulations will continue, the occurrence of which may require us to increase our capital expenditures or could result in increased operating expenses.

Due to concern over the risk of climate change, there has been a broad range of proposed or promulgated state, national and international laws focusing on greenhouse gas (GHG) reduction. Regulatory frameworks adopted, or being considered for adoption, to reduce GHG emissions include cap and trade regimes, carbon taxes, restrictive permitting, increased efficiency standards, and incentives or mandates for renewable energy. For example, the European Emissions Trading Scheme is a program through which many of the European Union member states are implementing cap and trade controls covering numerous power stations and industrial facilities. Also, international accords for GHG reduction are evolving, but they have uncertain timing and outcome, making it difficult to predict their business impact. These proposed or promulgated laws and legal initiatives apply or could apply in countries where we have interests or may have interests in the future. These requirements could make our products and services more expensive, lengthen project implementation times, and reduce demand for the production of oil and natural gas, which could decrease demand for our products and services. In the United States, a number of state and regional efforts have emerged that are aimed at tracking or reducing emissions of GHGs and Congress has from time to time considered legislation to reduce emissions of GHGs but no such legislation has yet been adopted. However, the United States Environmental Protection Agency (“EPA”) has made findings in December 2009 that emissions of GHGs present a danger to public health and the environment and, based on these findings, has adopted regulations under existing provisions of the federal Clean Air Act that restrict emissions of GHGs from certain large stationary sources that are potential major sources of GHG emissions and that require the monitoring and reporting of GHG emissions from specified onshore and offshore production sources in the United States on an annual basis, which include the operations of many of our exploration and production clients. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions in the United States would impact our business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of GHGs from our clients’ operations could require our clients to incur increased costs and also could adversely affect demand for the oil and natural gas that they produce, which could decrease demand for our products and services.

The New Source Group’s operations are subject to worker health and safety as well as environmental laws and regulations which may expose the New Source Group and us to significant costs and liabilities.

The New Source Group’s oil and natural gas exploration, production and processing operations on our behalf are subject to stringent federal, regional, state and local laws and regulations governing worker health and safety aspects of the operation, the discharge of materials into the environment and the protection of the environment. These laws and regulations may impose on those operations numerous requirements, including the obligation to obtain a permit before conducting drilling, underground injection or other regulated activities; restrictions on the types, quantities and concentration of materials that can be released into the environment; limitations or prohibitions of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; specific health and safety criteria to protect workers; and the responsibility for cleaning up any pollution resulting from operations. Numerous governmental authorities such as the EPA, and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory or remedial obligations; the issuance of injunctions limiting or preventing some or all of the operations; and delays in granting permits and cancellation of leases.

There is an inherent risk of incurring significant environmental costs and liabilities in the performance of the New Source Group’s operations, some of which may be material, due to the New Source Group’s handling of petroleum hydrocarbons and wastes, emissions to air and water, the underground injection or other disposal of wastes and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, the New Source Group and we may be strictly liable regardless of whether either of us were at fault for the full cost of removing or remediating contamination, even when multiple parties contributed to the release and the contaminants were released in compliance with all applicable laws. In addition, accidental spills or releases on our properties may expose the New Source Group and us to significant costs or liabilities that could have a material adverse effect on our financial condition or the results of operations and our ability to make distributions to our unitholders. Aside from government agencies, the owners of properties where our wells are located, the operators of facilities where our petroleum hydrocarbons or wastes are taken for processing, reclamation or disposal and other private parties may be able to sue the New Source Group and us to enforce compliance with environmental laws and regulations, collect penalties for violations or obtain damages for any related personal injury or property damage. Some of our properties are located near current or former third-party oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly well drilling, construction, completion or water management activities or waste handling, emission, waste management or cleanup requirements could require the New Source Group and us to incur significant expenditures to attain and maintain compliance or may otherwise have a material adverse effect on our competitive position or financial condition, the results of operations, or our ability to make distributions to our unitholders. We may not be able to recover some or any of these costs from insurance.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that the New Source Group produces for us, while the physical effects of climate change could disrupt the production and result in significant costs in preparing for or responding to those effects.

Climate change and the costs that may be associated with its impacts and the regulation of GHGs have the potential to affect our business in many ways, including negatively impacting the costs we incur in producing oil and natural gas and the demand for and consumption of oil and natural gas (due to change in both costs and weather patterns). In December 2009, the EPA determined that atmospheric concentrations of GHGs present an endangerment to public health and welfare because such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Consistent with its findings, the EPA adopted regulations under the CAA that establish PSD and Title V permit reviews for GHG emissions from certain large stationary sources that are potential major sources of GHG emissions. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain oil and natural gas production facilities on an annual basis, which includes certain of the New Source Group operations on our behalf. The EPA’s GHG rules could adversely affect the New Source Group’s operations and restrict or delay the New Source Group’s ability to obtain air permits for new or modified facilities.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact the New Source Group’s operations and our business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of

GHGs from the New Source Group’s equipment and operations could require it and us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with those operations, and such requirements also could adversely affect demand for the oil and natural gas that the New Source Group produces on our behalf.

Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms and floods. If any such effects were to occur, they could have an adverse effect on the New Source Group’s exploration and production operations. Significant physical effects of climate change could also have an indirect effect on our financing and the results of operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. Our insurance may not cover some or any of the damages, losses, or costs that may result from potential physical effects of climate change.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect our production.

It is customary to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. The process is typically regulated by state oil and gas commissions but the EPA has asserted federal regulatory authority under the Safe Drinking Water Act, or SDWA, over certain hydraulic fracturing involving the use of diesel fuel and issued final permitting guidance in February 2014 for hydraulic fracturing activities using diesel fuels. In November 2011, the EPA announced its intent to develop and issue regulations under the federal Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing and it continues to project the issuance of an Advance Notice of Proposed Rulemaking that would seek public input on the design and scope of such disclosure regulations but it does not state a deadline for such issuance. In addition, Congress has from time to time considered the adoption of legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, a growing number of states have adopted, including Oklahoma where the New Source Group conducts operations on our behalf, or are considering legal requirements that could impose more stringent permitting, disclosure, or well construction requirements on hydraulic fracturing activities. In addition, local government may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the New Source Group operates, they could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells, which could have an adverse impact on our results of operation and financial position.

In addition, several governmental reviews are underway that focus on environmental aspects of hydraulic fracturing activities. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a draft report drawing conclusions about hydraulic fracturing on drinking water resources expected to be available for public comment and peer review in 2014. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards for shale gas in 2014. Also, in May 2013, the BLM published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian oil and gas leases that, if adopted, would require public disclosure of chemicals used in hydraulic fracturing, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface. These existing or any future studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

Risks Related to Our Indebtedness

Our revolving credit facility contains substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions to our unitholders.

The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements may restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions to our unitholders. Our ability to comply with these restrictions and covenants in our revolving credit facility in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our revolving credit facility that are not cured or waived within the appropriate time periods provided in our revolving credit facility, all or a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions to our unitholders will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our revolving credit facility are secured by substantially all of our assets, and if we are unable to repay our indebtedness under our revolving credit facility, the lenders could seek to foreclose on our assets.

Our revolving credit facility is reserve-based, and thus we are permitted to borrow under our revolving credit facility in an amount up to the borrowing base, which is primarily based on the value of our oil and natural gas properties and our commodity derivative contracts as determined semi-annually by our lenders in their sole discretion. Our borrowing base is subject to redetermination on a semi-annual basis based on an engineering report with respect to our estimated natural gas, NGL and oil reserves, which takes into account the prevailing natural gas, NGL and oil prices at such time, as adjusted for the impact of our derivative contracts. In the future, we may not be able to access adequate funding under our revolving credit facility as a result of (i) a decrease in our borrowing base due to a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lending counterparties to meet their funding obligations.

A future decline in commodity prices could result in a redetermination that lowers our borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base, or we will be required to pledge other oil and natural gas properties as additional collateral. We do not anticipate having any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our revolving credit facility. Additionally, we anticipate that if, at the time of any distribution, our borrowings equal or exceed the maximum percentage allowed of the then-specified borrowing base, we will not be able to pay distributions to our unitholders in any such quarter without first making the required repayments of indebtedness under our revolving credit facility.

The variable rate indebtedness in our revolving credit facility subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under our revolving credit facility bear interest at rates that may vary, exposing us to interest rate risk. If such rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Our level of indebtedness could affect our operations in several ways, including the following:

—	a significant portion of our cash flows could be used to service our indebtedness;

—	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

—	the covenants contained in the agreements governing our outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

—	a high level of debt could place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

—	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

—	a high level of debt may make it more likely that a reduction in the borrowing base of our revolving credit facility following a periodic redetermination could require us to repay a portion of our then outstanding bank borrowings; and

—	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general partnership or other purposes.

A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil, natural gas and NGL prices, and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Our indebtedness under our revolving credit facility is secured by substantially all of our assets. Therefore, if we default on any of our obligations under the credit facility it could result in our lenders foreclosing on our assets or otherwise being entitled to revenues generated by and through our assets.

Risks Related to Our Common Units

Our general partner and its affiliates will have conflicts of interest with, and owe limited fiduciary duties to, us, which may permit them to favor their own interests to the detriment of our unitholders.

The directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to the owners of our general partner. However, certain directors and officers of our general partner, including David J. Chernicky and Kristian B. Kos, are directors and/or officers of affiliates of our general partner (including members of the New Source Group), and will continue to have economic interests, investments and other economic incentives in the New Source Group. Conflicts of interest exist and may arise in the future between our general partner and its affiliates (including members of the New Source Group), on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders and us. These potential conflicts include, among others, the following situations:

—	neither our partnership agreement nor any other agreement requires New Source Energy to pursue a business strategy that favors us. The directors and officers of New Source Energy have a fiduciary duty to make decisions in the best interests of its equity holders, which may be contrary to our interests;

—	our general partner is allowed to take into account the interests of parties other than us, such as its owners, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

—	New Source Energy is not limited in its ability to compete with us, including with respect to future acquisition opportunities, and is under no obligation to offer assets to us;

—	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

—	many of the officers and directors of our general partner who will provide services to us will devote time to affiliates of our general partner, including New Source Energy, and may be compensated for services rendered to such affiliates;

—	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without such limitations, reductions, and restrictions, might constitute breaches of fiduciary duty. By purchasing common units, unitholders are consenting to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

—	while our general partner determines the amount and timing of our drilling program under our development agreement, our contract operator, New Dominion, may propose changes to such program as a result of operating or other conditions;

—	our general partner determines the amount and timing of our asset purchases and sales, borrowings, issuance of additional partnership interests, other investments, including investment capital expenditures in other partnerships with which our general partner is or may become affiliated, and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to unitholders;

—	our general partner determines whether a cash expenditure is classified as a growth capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus in any given period and the ability of the subordinated units to convert into common units;

—	our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

—	our partnership agreement permits us to classify up to $11.5 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

—	our general partner decides whether to retain separate counsel, accountants, or others to perform services for us;

—	our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations;

—	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

—	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

—	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units; and

—	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including New Source Energy.

New Source Energy and other affiliates of our general partner are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.

Our partnership agreement provides that the New Source Group is not restricted from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, the New Source Group may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets.

The members of the New Source Group are established participants in the oil and natural gas industry, and each may have resources greater than ours, which factors may make it more difficult for us to compete with them with respect to commercial activities as well as for potential acquisitions. As a result, competition from these affiliates could adversely impact our results of operations and cash available for distribution to our unitholders.

Prior to December 31, 2013, neither we nor our general partner had any employees and we relied primarily on the employees of New Source Energy and New Dominion to manage our business. The management team of New Source Energy, which includes the individuals who manage us, also performed substantially similar services for its assets and operations, and thus is not solely focused on our business.

Prior to December 31, 2013, neither we nor our general partner had any employees and we relied primarily on New Source Energy and New Dominion to operate our assets. We and our general partner had entered into various agreements with the New Source Group, pursuant to which, among other things, the New Source Group had agreed to operate our assets, perform our drilling operations and provide other management and administrative services for us and our general partner.

The New Source Group provides substantially similar services with respect to its own assets and operations. Because the New Source Group provides services to us that are substantially similar to those performed for its members, the New Source Group may not have sufficient human, technical and other resources to provide those services at a level that the New Source Group would be able to provide to us if it were solely focused on our business and operations. The New Source Group may make internal decisions on how to allocate its available resources and expertise that may not always be in our best interest compared to the interests of our affiliates. There is no requirement that the New Source Group favor us over itself in providing its services. If the employees of the New Source Group do not devote sufficient attention to the operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

We have material weaknesses in our internal control over financial reporting. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

For the years ended December 31, 2012 and 2011, management considered the failure to identify errors in a timely manner to be material weaknesses in New Source Energy’s internal control over financial reporting under the standards established by the United States Public Company Accounting Oversight Board, or the “PCAOB Standards.” Under the PCAOB standards, a material weakness is defined as a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. In response to these material weaknesses, New Source Energy evaluated its historical financial and operations data for further deficiencies and has changed the method by which it computes its natural gas and NGL sales volumes to ensure that such volumes match the actual volumes processed by its first purchasers. New Source Energy also instituted additional control procedures around the research and recording of non-recurring transactions.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2013, we and our independent registered public accounting firm identified a material weakness in our internal controls over financial reporting. This material weakness related to our inability to prepare accurate financial statements, resulting from a lack of reconciliations, a lack of detailed review and insufficient resources, and the lack of a sufficient number of qualified personnel to timely and appropriately account for and disclose the impact of complex, non-routine transactions in accordance with United States generally accepted accounting principles. In the current period these non-routine transactions impacted the recording of equity based compensation, cash-flow presentations, required business combination adjustments and disclosures and calculation of earnings (loss) per unit. Although we have hired senior accounting and finance employees, reallocated existing internal resources and retained third-party consultants to help enhance our internal controls over financial reporting following reviews of our accounting and finance function conducted by members of senior management and by a third-party consultant, there can be no assurance that we will remediate this material weakness or avoid future weaknesses or deficiencies. Any failure to remediate this material weakness and any future weaknesses or deficiencies or any failure to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If our management was to conclude in its reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information, and the trading price of our common units could be impacted. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject us to sanctions or investigations by the SEC, FINRA or other regulatory authorities, as well as increasing the risk of liability arising from litigation based on securities law.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to auditing standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies, (5) hold nonbinding unitholder advisory votes on executive compensation or (6) obtain unitholder approval of any golden parachute payments not previously approved.

Cost reimbursements due to our general partner for services provided to us or on our behalf will be substantial and will reduce our cash available for distribution to our unitholders.

We and our general partner were parties to an omnibus agreement with New Source Energy through December 31, 2013, pursuant to which, among other things, we made payments to New Source Energy for management and administrative services provided on our behalf. Through December 31, 2013, we paid New Source Energy a quarterly fee of $675,000 for the provision of such services. After December 31, 2013, our general partner provides us with management and administrative services that we believe are necessary to allow us to operate, manage and grow our business. All actual direct and indirect expenses our general partner incurs will be reimbursed by us in an amount equal to the cost of such actual and indirect expenses, without a cap on the amount of such reimbursement. For the year ended December 31, 2013, the actual cost of the services provided to us by New Source Energy was $6.1 million.

There is no assurance that management and administrative expenses will not increase substantially from the omnibus fees incurred in previous periods. Additionally, we are responsible for the costs of any equity-based compensation awarded to our management or the board of directors of our general partner. We are also responsible for all acquisition costs for acquisitions evaluated or completed for our benefit. These payments will be substantial and will reduce the amount of cash available for distribution to unitholders.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right (but not the obligation), at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (23%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following any reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash contribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to our general partner will be equal to that number of common units which would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units and general partner units to our general partner in connection with resetting the target distribution levels.

Our unitholders who fail to furnish certain information requested by our general partner or who our general partner determines are not eligible citizens may not be entitled to receive distributions in kind upon our liquidation and their common units will be subject to redemption.

We have the right to redeem all of the units of any holder that is not an eligible citizen if we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner. Our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Furthermore, we have the right to redeem all of the common units and subordinated units of any holder that is not an eligible citizen or fails to furnish the requested information.

Common units held by persons who are non-taxpaying assignees will be subject to the possibility of redemption.

If our general partner determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines are necessary or advisable to obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant) and permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status.

Our unitholders have limited voting rights and are not entitled to elect our general partner or its board of directors. The owners of our general partner have the power to appoint and remove our general partner’s directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is appointed by its owners, which are New Source Energy and certain of its affiliates. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner has control over all decisions related to our operations. Given the ownership interests of our general partner and its affiliates, our public unitholders do not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of the holders of a majority of our outstanding common units (including common units held by New Source Energy) after the subordination period has ended. Assuming we do not issue any additional common units and New Source Energy does not transfer its common units, New Source Energy and certain of its affiliates will have the ability to amend our partnership agreement, including our policy to distribute all of our available cash to our unitholders, without the approval of any other unitholder once the subordination period ends. Furthermore, the goals and objectives of New Source Energy and such affiliates relating to us may not be consistent with those of a majority of the other unitholders.

Our general partner is required to deduct estimated maintenance capital expenditures from our operating surplus, which may result in less cash available for distribution to unitholders from operating surplus than if actual maintenance capital expenditures were deducted.

Maintenance capital expenditures are those capital expenditures required to maintain our long-term asset base, including expenditures to replace our oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property. Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus in determining cash available for distribution from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. Following the completion of the MCE acquisition, management and the board of directors of our general partner determined to prepare the estimate of maintenance capital expenditures based on the expected capital expenditures to replace our revenue generating assets (including production and producing reserves from our oil and gas operations and vehicles and other equipment from our oilfield services operations) based on expectations of the replacement costs for such assets during the fiscal year on an individualized basis. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders from operating surplus will be lower than if actual maintenance capital expenditures had been deducted from operating surplus. On the other hand, if our general partner underestimates the appropriate level of estimated maintenance capital expenditures, we will have more cash available for distribution from operating surplus in the short term but will have less cash available for distribution from operating surplus in future periods when we have to increase our estimated maintenance capital expenditures to account for the previous underestimation.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

—	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote any units it may own, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation involving us or to any amendment to the partnership agreement;

—	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership;

—	provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners with respect to any transaction involving an affiliate if:

—	the transaction with an affiliate or the resolution of a conflict of interest is:

—	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

—	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates; or

—	the board of directors of our general partner acted in good faith in taking any action or failing to act;

—	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

—	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner’s board of directors or the conflicts committee of our general partner’s board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Even if our unitholders are dissatisfied, they cannot remove our general partner without consent of the owners of our general partner.

The public unitholders are unable to remove our general partner without Deylau and certain of its affiliates’ consent because Deylau and certain of its affiliates own sufficient units to be able to prevent our general partner’s removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove our general partner. Kristian B. Kos, our Chief Executive Officer and President and a member of the board of directors of our general partner, is the sole member of Deylau. As of December 31, 2013, Deylau owned approximately 6.9% of our outstanding common units and a 69.4% membership interest in our general partner. Additionally, David J. Chernicky and entities he controls, including New Source Energy, collectively held (i) 30.6% of our general partner (ii) 28% of our then outstanding 9,599,578 common units and (iii) 100% of our 2,205,000 subordinated units.

Control of our general partner and its incentive distribution rights may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner, who are New Source Energy and certain of its affiliates, from transferring all or a portion of their ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and thereby influence the decisions made by the board of directors and officers in a manner that may not be aligned with the interests of our unitholders.

In addition, our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights.

We may not make cash distributions during periods when we record net income.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow, including cash from reserves established by our general partner, working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions to our unitholders during periods when we record net losses and may not make cash distributions to our unitholders during periods when we record net income.

The cash distributions payable to the Class B Units of MCE, LP held by affiliates of our general partner are attributable to the results of operations of our oilfield services segment and not our business as a whole.

Certain of the sellers in our MCE Acquisition, which include the President and Chief Executive Officer of our general partner and a director of our general partner, retained Class B Units in MCE, LP in connection with the MCE acquisition. The MCE, LP partnership agreement provides that the Class B Units have the right to receive an increasing percentage of quarterly distributions by MCE, LP of its available cash above specified thresholds. As a result, the cash distributions to which the holders of MCE, LP Class B Units are entitled will be attributable to the results of operations of our oilfield services segment and not our business as a whole. Consequently, the cash distributions paid to holders of the MCE, LP Class B Units may increase either at a rate disproportionate to the rate at which distributions on our common units increase or in situations where our common unit distributions have remained constant or decreased. For more information regarding the terms of the MCE, LP Class B Units, see “Note 12-Unitholders’ Equity” in Part II, Item 8 “Financial Statements and Supplementary Data” in our 2013 Annual Report.

We may issue an unlimited number of additional units, including units that are senior to the common units, without unitholder approval, which would dilute unitholders’ ownership interests.

Our partnership agreement does not limit the number of additional common units that we may issue at any time without the approval of our unitholders. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

—	our unitholders’ proportionate ownership interest in us will decrease;

—	the amount of cash available for distribution on each unit may decrease;

—	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

—	the ratio of taxable income to distributions may increase;

—	the relative voting strength of each previously outstanding unit may be diminished; and

—	the market price of our common units may decline.

Our partnership agreement restricts the limited voting rights of unitholders, other than our general partner and its affiliates, owning 20% or more of our common units, which may limit the ability of significant unitholders to influence the manner or direction of management.

Our partnership agreement restricts unitholders’ limited voting rights by providing that any common units held by a person, entity or group that owns 20% or more of any class of common units then outstanding (other than our general partner, its affiliates, their transferees and persons who acquired such common units with the prior approval of the board of directors of our general partner) cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders’ ability to influence the manner or direction of management.

Our general partner has a call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than the then-current market price of the common units. As a result, our unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Our unitholders also may incur a tax liability upon a sale of their common units. As of December 31, 2013, our general partner and its affiliates owned 36.9% of our common units.

If we distribute cash from capital surplus, which is analogous to a return of capital, our minimum quarterly distribution will be reduced proportionately, and the distribution thresholds after which the incentive distribution rights entitle our general partner to an increased percentage of distributions will be proportionately decreased.

Our cash distributions will be characterized as coming from either operating surplus or capital surplus. Operating surplus is defined in our partnership agreement, and generally means amounts we receive from operating sources, such as sale of our oil and natural gas production, less operating expenditures, such as production costs and taxes, and less estimated maintenance capital expenditures, which are generally amounts we estimate we will need to spend in the future to maintain our production levels over the long term. Capital surplus is defined in our partnership agreement and generally would result from cash received from non-operating sources such as sales of properties and issuances of debt and equity interests. Cash representing capital surplus, therefore, is analogous to a return of capital. Distributions of capital surplus are made to our unitholders and our general partner in proportion to their percentage interests in us, or 98.0% to our unitholders and 2.0% to our general partner, and will result in a decrease in our minimum quarterly distribution.

Our partnership agreement allows us to add to operating surplus $11.5 million. As a result, a portion of this amount, which is analogous to a return of capital, may be distributed to the general partner and its affiliates, as holders of incentive distribution rights, rather than to holders of common units as a return of capital.

Our unitholders’ liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, we currently conduct business in Oklahoma and may in the future conduct business in other states. A unitholder could be liable for our obligations as if it were a general partner if:

—	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

—	a unitholder’s right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Our unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make distributions to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to us are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

If our common unit price declines, our unitholders could lose a significant part of their investment.

The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

—	changes in commodity prices;

—	changes in securities analysts’ recommendations and their estimates of our financial performance;

—	public reaction to our press releases, announcements and filings with the SEC;

—	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies and securities of publicly traded limited partnerships and limited liability companies;

—	changes in market valuations of similar companies;

—	departures of key personnel;

—	commencement of or involvement in litigation;

—	variations in our quarterly results of operations or those of other oil and natural gas companies;

—	variations in the amount of our quarterly cash distributions to our unitholders;

—	future issuances and sales of our common units; and

—	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

We have the right to borrow to make distributions. Repayment of these borrowings will decrease cash available for future distributions, and covenants in our revolving credit facility may restrict our ability to make distributions.

Our partnership agreement allows us to borrow to make distributions. We may make short-term borrowings under our revolving credit facility to make distributions. The primary purpose of these borrowings would be to mitigate the effects of short-term fluctuation in our working capital that would otherwise cause volatility in our quarter-to-quarter distributions.

The terms of our revolving credit facility restrict our ability to pay distributions if we do not satisfy the financial and other covenants in the facility.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow our reserves and production.

Our partnership agreement provides that we will distribute all of our available cash each quarter. As a result, we may be dependent on the issuance of additional common units and other partnership securities and borrowings to finance our growth. A number of factors will affect our ability to issue securities and borrow money to finance growth, as well as the costs of such financings, including:

—	general economic and market conditions, including interest rates, prevailing at the time we desire to issue securities or borrow funds;

—	conditions in the oil and natural gas industry;

—	the market price of, and demand for, our common units;

—	our results of operations and financial condition; and

—	prices for oil, NGLs and natural gas.

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

Our common units are listed on the NYSE under the symbol “NSLP.” Because we are a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE’s corporate governance requirements. See “Item 10—Directors, Executive Officers and Corporate Governance—Management of New Source Energy Partners L.P.” in our 2013 Annual Report.

Tax Risks to Unitholders

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on us being treated as a partnership for federal income tax purposes. A publicly traded partnership such as us may be treated as a corporation for federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on our current operations we believe that we satisfy the qualifying income requirement and will be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity. We have not requested, and do not plan to request, a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such tax on us by any such state will reduce the cash available for distribution to our unitholders.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly-traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability resulting from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have constructively terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest are counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders receiving two Schedules K-1) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine in a timely manner that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, the partnership may be permitted to provide only a single Schedule K-1 to its unitholders for the tax year in which the termination occurs.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income result in a decrease in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or “IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their shares of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Due to a number of factors including our inability to match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered to have disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, you will likely be subject to return filing requirements and other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose addition taxes and return filing requirements. It is your responsibility to file all U.S. federal, foreign, state and local tax returns.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $65.8 million from the sale of the common units offered hereby, after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional common units in full, the net proceeds of this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $75.8 million. We intend to use all of the net proceeds from this offering to repay a portion of the indebtedness outstanding under our revolving credit facility.

Amounts repaid under our revolving credit facility may be reborrowed from time to time for acquisitions, growth capital expenditures, working capital needs and other general partnership purposes. As of April 21, 2014, we had approximately $90 million of indebtedness outstanding under our revolving credit facility. As of April 21, 2014, our revolving credit facility had a variable interest rate of approximately 3.25%, excluding the effect of interest rate swaps. The outstanding indebtedness under our revolving credit facility matures on February 13, 2017.

Affiliates of certain of the underwriters are lenders under, and an affiliate of BMO Capital Markets Corp. is the administrative agent of, our revolving credit facility, and, accordingly, certain of the underwriters or their affiliates will receive a portion of the net proceeds of this offering. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013:

—	on a consolidated historical basis; and

—	as adjusted to reflect this offering of common units, assuming no exercise of the underwriters’ option to purchase additional common units and no capital contribution by our general partner to maintain its current general partner interest, and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read our financial statements and the notes thereto that are incorporated by reference into this prospectus supplement for additional information.

	As of December 31, 2013
	Historical	As Adjusted (Unaudited)
	(in thousands)
Cash and cash equivalents	$7,291	$7,291

Long-term debt:
Credit facility(1)	78,500	12,689
Other long-term debt	1,514	1,514

Total long-term debt	80,014	14,203

Partners’ capital:
Common units (9,599,578 units issued and outstanding as of December 31, 2013)	151,773	217,584
Subordinated units (2,205,000 units issued and outstanding as of December 31, 2013)	(17,334)	(17,334)
General partner units (155,102 units issued and outstanding as of December 31, 2013)	(1,174)	(1,174)
Non-controlling interests in subsidiary	13,988	13,988

Total partners’ capital	147,253	213,064

Total capitalization	$227,267	$227,267

(1)	As of April 21, 2014, we had approximately $90 million of indebtedness outstanding under our revolving credit facility.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed on the New York Stock Exchange under the trading symbol “NSLP.” On April 23, 2014, the last reported sales price of our common units on the New York Stock Exchange was $23.50 per unit. As of April 21, 2014, we had issued and outstanding 10,088,245 common units, which were held by approximately 10 holders of record.

The following table sets forth the range of high and low intraday sales prices of the common units on the New York Stock Exchange, as well as the amount of cash distributions paid per common unit, for each calendar quarter.

	Sale Price Range per Common Unit		Cash Distributions per Common Unit(1)(2)
	High	Low
Year ending December 31, 2014
Second Quarter (through April 23, 2014)	$24.93	$22.41		(3)
First Quarter(4)	$25.70	$22.05	$0.580
Year ended December 31, 2013
Fourth Quarter	$24.28	$20.16	$0.575
Third Quarter	$21.00	$19.61	$0.575
Second Quarter	$21.29	$19.33	$0.550
First Quarter(5)	$20.55	$19.19	$0.274

(1)	Represents cash distributions attributable to the quarter and declared and paid to limited partner unitholders within 60 days after quarter end.

(2)	We also paid cash distributions to our general partner with respect to its general partner interest, as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights” in the accompanying base prospectus.

(3)	Distributions with respect to the second quarter of 2014 have not been declared or paid.

(4)	Distributions with respect to the first quarter of 2014 will be paid on May 15, 2014 to holders of record as of May 1, 2014.

(5)	Our common units began trading on the NYSE on February 8, 2013. The distribution attributable to the quarter ended March 31, 2013 represents a prorated distribution for the period from the closing of our initial public offering through March 31, 2013.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. This section should be read in conjunction with the risk factors included in this prospectus supplement and under the caption “Tax Risks to Unitholders” in our 2013 Annual Report, and with “Material U.S. Federal Income Tax Considerations” in the accompanying base prospectus, which provides a discussion of the principal federal income tax consequences associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Considerations” in the accompanying base prospectus.

All prospective unitholders are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances. In particular, ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and non-U.S. investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and non-U.S. investors, except as specifically set forth in the accompanying base prospectus. Please read “Material U.S. Federal Income Tax Considerations—Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income that will be 40% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the common unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

(1)	the earnings from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distribution on all units;

(2)	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering;

(3)	we drill fewer well locations than we anticipate or spend less than we anticipate in connection with our drilling and completion activities contemplated in our capital budget; or

(4)	legislation is enacted that limits or repeals certain U.S. federal income tax preferences currently available to oil and gas exploration and production companies (please read “Material U.S. Federal Income Tax Considerations—Tax Treatment of Operations—Oil and Natural Gas Taxation—Recent Legislative Developments” in the accompanying base prospectus).

INVESTMENT IN NEW SOURCE ENERGY PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and may be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts (“IRAs”), established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

—	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

—	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

—	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

—	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

—	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

—	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws.

UNDERWRITING

Robert W. Baird & Co. Incorporated and Stifel, Nicolaus & Company, Incorporated are acting as book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Robert W. Baird & Co. Incorporated	840,000
Stifel, Nicolaus & Company, Incorporated	840,000
Oppenheimer & Co. Inc.	450,000
BMO Capital Markets Corp.	240,000
Janney Montgomery Scott LLC	240,000
Wunderlich Securities, Inc.	240,000
Sterne, Agee & Leach, Inc.	150,000

Total	3,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.62775 per common unit. After the common units are released for sale to the public, if all the common units are not sold at the offering price following a bona fide effort to do so, the underwriters may change the offering price and the other selling terms. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 450,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, our general partner, certain of our general partner’s officers and directors, certain of our affiliates, and certain of their officers and directors have agreed that, subject to certain exceptions and for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Robert W. Baird & Co. Incorporated, except for certain exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

Robert W. Baird & Co. Incorporated, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Robert W. Baird & Co. Incorporated does not have any present intention or any understandings, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Our common units are listed on the NYSE under the symbol “NSLP.”

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	Paid by New Source Energy Partners L.P.
	No Exercise	Full Exercise
Per common unit	$1.04625	$1.04625
Total	$3,138,750	$3,609,563

In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

—	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

—	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.

—	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

—	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market after the distribution has been completed in order to cover short positions.

—	To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

—	To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the underwriters’ option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

—	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the expenses of the offering, not including the underwriting discount, will be approximately $0.8 million, all of which will be paid by us.

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, hedging, investment banking, advisory and other similar services for us, New Source Energy and our respective affiliates from time to time in the ordinary course of their business for which they have received or may in the future receive customary fees and reimbursement of expenses.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

As described in “Use of Proceeds,” the net proceeds of this offering will be used to repay borrowings under our revolving credit facility. Because affiliates of certain of the underwriters are lenders under, and an affiliate of BMO Capital Markets Corp. is the administrative agent of, our revolving credit facility, certain of the underwriters or their affiliates may receive more than 5% of the proceeds of this offering (excluding underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the common units are interests in a direct participation program. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

FINRA

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

—	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

—	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

—	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, our common units cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)

in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

The validity of the common units offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.

EXPERTS

The consolidated financial statements of New Source Energy Partners L.P. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, the statements of revenues and direct operating expenses for the Acquisition Properties acquired on October 4, 2013 for the years ended December 2012 and 2011, and the consolidated financial statements of MidCentral Energy Services, LLC and Affiliate as of September 30, 2013 and December 31, 2012 and for the periods then ended incorporated by reference in this prospectus supplement, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

Estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2013 set forth in this prospectus supplement are based upon a reserve report prepared by Ralph E. Davis Associates, Inc., independent reserve engineers, and are included in this prospectus supplement in reliance upon the authority of said firm as experts in these matters.

PROSPECTUS

New Source Energy Partners L.P.

Common Units

Preferred Units

We may offer, from time to time, in one or more series, the following securities under this prospectus:

•	common units representing limited partner interests in New Source Energy Partners L.P.; and

•	preferred units representing limited partner interests in New Source Energy Partners L.P.

We may offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offer. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our common units are traded on the New York Stock Exchange under the symbol “NSLP.” We will provide information in the prospectus supplement for the trading market, if any, for any other securities we may offer.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Our principal executive offices are located at 914 North Broadway, Suite 230, Oklahoma City, Oklahoma 73102, and our phone number is (405) 272-3028.

Investing in our securities involves risks. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of preferred units, the specific terms of the securities.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our securities. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

As used in this prospectus, unless we indicate otherwise, the following terms have the following meanings:

•	“MCE Acquisition” refers to the acquisition of the MCE Entities we completed in November 2013;

•	“MCE Entities” refers collectively to MCE, LP and MCE GP, LLC;

•	“New Dominion” refers to New Dominion, LLC, the entity that serves as our contract operator and provides certain operational services to us;

•	“New Source Energy” refers to New Source Energy Corporation, an independent energy company engaged in the development and production of onshore oil and liquids-rich natural gas projects in the United States;

•	“New Source Group” collectively refers to New Source Energy, New Dominion and Scintilla; however, when used in the context of the development agreement described herein, the New Source Group refers to the parties (other than us) party thereto;

•	“our general partner” refers to New Source Energy GP, LLC, our general partner;

•	“our management,” “our employees,” or similar terms refer to the management and personnel of New Source Energy who perform managerial and administrative services on behalf of us and our general partner under an omnibus agreement among us, our general partner and New Source Energy;

•	“Scintilla” refers to Scintilla, LLC, the entity from which New Source Energy acquired substantially all of its assets in August 2011; and

•	“we,” “our,” “us,” and like terms refer collectively to New Source Energy Partners L.P. and its subsidiaries.

ABOUT NEW SOURCE ENERGY PARTNERS L.P.

We are a Delaware limited partnership formed in October 2012 by New Source Energy to own and acquire oil and natural gas properties in the United States. In addition, we are engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through our subsidiary, MCE, LP.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website located at www.newsource.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

The documents listed below have been filed by us pursuant to the Exchange Act and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on April 4, 2014;

•	Our Current Reports on Form 8-K filed on December 19, 2013, January 28, 2014, February 5, 2014, February 18, 2014 and April 8, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A); and

•	The description of our common units contained in our Registration Statement on Form 8-A filed on February 6, 2013, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

You may request a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at the following address or phone number:

New Source Energy Partners L.P. 914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102 (405) 272-3028

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others, the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and in this prospectus, as well as those factors summarized below:

•	our ability to replace oil and natural gas reserves;

•	declines or volatility in the prices we receive for our oil, natural gas and NGLs;

•	our financial position;

•	our ability to generate sufficient cash flow and liquidity from operations, borrowings or other sources to enable us to pay our obligations and maintain our non-operated acreage positions;

•	future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

•	there are significant interlocking relationships between us and the New Source Group, and there can be no assurance that these interlocking relationships may not result in conflicts of interest and other risks to decision-making actions by our officers and directors in the future;

•	our ability to continue our working relationship with the New Source Group;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•	economic downturns may adversely affect consumption of oil and natural gas by businesses and consumers;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	uncertainties associated with estimates of proved oil and natural gas reserves and various assumptions underlying such estimates;

•	our ability to successfully acquire additional working interests through the efforts of the New Source Group in forced pooling processes;

•	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation;

•	environmental risks;

•	geographical concentration of our operations;

•	constraints imposed on our business and operations by our revolving credit facility and our ability to generate sufficient cash flows to repay our debt obligations;

•	availability of borrowings under our revolving credit facility;

•	drilling and operating risks;

•	exploration and development risks;

v

•	competition in the oil, natural gas and oilfield services industries;

•	increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

•	the inability of the New Source Group to successfully drill wells on our properties that produce oil or natural gas in commercially viable quantities;

•	failure to meet the proposed drilling schedule on our properties;

•	adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

•	drilling operations and adverse weather and environmental conditions;

•	limited control over non-operated properties;

•	reliance on a limited number of customers;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our management and key technical employees;

•	a shortage of qualified workers;

•	conflicts of interest with regard to our directors and executive officers;

•	access to adequate gathering systems and pipeline take-away capacity to execute our drilling program;

•	marketing and transportation constraints in the Hunton formation in east-central Oklahoma;

•	our ability to sell the oil and natural gas we produce at market prices;

•	costs associated with perfecting title for mineral rights in some of our properties;

•	title defects to our properties and inability to retain our leases;

•	federal, state, and tribal regulations and laws;

•	our current level of indebtedness and the effect of any increase in our level of indebtedness;

•	risks relating to potential acquisitions and the integration of significant acquisitions;

•	volatility of oil, natural gas and NGL prices and the effect that lower prices may have on our net income and unitholders’ equity;

•	a decline in oil or natural gas production or oil, natural gas or NGL prices and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

•	the effect of seasonal factors;

•	lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oilfield services;

•	further sales or issuances of common units or preferred units;

•	accidental damage to or malfunction of equipment;

•	costs of purchasing electricity and disposing of saltwater;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and speak only as of the date of this prospectus. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business and operational risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things, debt repayment, funding future acquisitions, funding capital expenditures and funding working capital.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations available to our unitholders plus fixed charges. “Fixed charges” represent interest incurred and amortization of debt expense. To date, we have not issued any preferred units. Therefore, the ratio of earnings to combined fixed charges and preferred unit dividends is the same as the ratio of earnings to fixed charges presented below.

	Year Ended December 31,
	2013	2012	2011	2010
Ratio of Earnings (Loss) to Fixed Charges	4.55	2.53	3.52	5.22

DESCRIPTION OF THE COMMON UNITS

The Common Units

Our common units represent limited partner interests in New Source Energy Partners L.P. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of common unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Our common units trade on the New York Stock Exchange under the symbol “NSLP.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates or to cover taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to common unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of their actions for their activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnitee.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing transfers of securities.

DESCRIPTION OF PREFERRED UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled. As of the date of this prospectus, we have no preferred units outstanding.

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred units.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that generally relate to cash distributions with respect to our units.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business, which could include, but is not limited to, amounts reserved for capital expenditures, working capital and operating expenses;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders (including our general partner) for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for the payment of future distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for such quarter);

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter, including cash on hand resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from borrowing (including working capital borrowings) made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

Operating surplus for any period consists of:

•	$11.5 million (as described below); plus

•	all of our cash receipts following the closing of our initial public offering, excluding cash from interim capital transactions, which include the following:

•	borrowings (including sales of debt securities) that are not working capital borrowings;

•	sales of equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business;

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its stipulated settlement or termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•	cash distributions paid (including incremental incentive distributions) on equity issued to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as reserves or equipment) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital improvement or capital asset and ending on the earlier to occur of the date the capital improvement or capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of; plus

•	cash distributions paid (including incremental incentive distributions) on equity issued to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap arrangements), or to pay construction period distributions on equity issued to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as described below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $11.5 million that enables us, if we choose, to distribute as operating surplus $11.5 million of cash that we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including (as described above) certain cash distributions on equity interests in operating surplus is to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement for expenses of our general partner and its affiliates, payments made in the ordinary course of business under interest rate and commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date are included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments (except as otherwise provided in our partnership agreement) and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures do not include:

•	repayment of working capital borrowings previously deducted from operating surplus pursuant to the provision described in the penultimate bullet point of the description of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	growth capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings (including sales of debt securities) other than working capital borrowings;

•	sales of our equity interests; and

•	sales or other dispositions of assets outside the ordinary course of business.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed by us to our limited partners equals the operating surplus from February 13, 2013 (the closing date of our initial public offering) through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $11.5 million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but growth capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our asset base over the long term. With respect to our oil and gas operations, capital expenditures associated with the replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil and natural gas property are a primary component of maintenance capital expenditures. With respect to our oilfield services operations, maintenance capital expenditures include expenditures to refurbish or replace spacer spools, double-studded adapters, blow-out preventers, ram blocks, choke manifolds, accumulators, trucks, other various pressure components and logistics-related equipment and extend the life of the assets. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of any replacement asset that is paid in respect of the period from such financing until the earlier to occur of the date that any such construction, replacement, acquisition or improvement of a capital improvement or construction replacement, acquisition or improvement of a capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of. Plugging and abandonment costs also constitute maintenance capital expenditures. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and adjusted operating surplus if we subtracted actual maintenance capital expenditures from operating surplus. To address this issue, our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures (including estimated plugging and abandonment costs) necessary to maintain our asset base over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter;

•	it increases our ability to distribute as operating surplus cash we receive from non-operating sources;

•	in quarters where estimated maintenance capital expenditures exceed actual maintenance capital expenditures, it will be more difficult for us to raise our distribution above the minimum quarterly distribution, because the amount of estimated maintenance capital expenditures reduces the amount of cash available for distribution to our unitholders, even in quarters where there are no corresponding actual capital expenditures; conversely, the use of estimated maintenance capital expenditures in calculating operating surplus has the opposite effect for quarters in which actual maintenance capital expenditures exceed our estimated maintenance capital expenditures; and

•	it reduces the likelihood that a large maintenance capital expenditure during a particular quarter will prevent our general partner’s affiliates from being able to convert some or all of their subordinated units to common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Growth capital expenditures are those capital expenditures that we expect will increase our asset base over the long-term. With respect to our oil and gas operations, examples of growth capital expenditures include the acquisition of reserves or equipment, the acquisition of new leasehold interest, or the development, exploitation and production of an existing leasehold interest, to the extent such expenditures are incurred to increase our asset base over the long-term. With respect to our oilfield services operations, examples of growth capital expenditures include the acquisition of equipment such as spacer spools, double-studded adapters, blow-out preventers, ram blocks, choke manifolds, accumulators, trucks, other various pressure components and logistics-related equipment, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Growth capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of such capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement begins producing in paying quantities or is placed into service, as applicable, or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor growth capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that must be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of our undeveloped properties in excess of the maintenance of our asset base, but which are not expected to expand our asset base for more than the short-term.

As described above, neither investment capital expenditures nor growth capital expenditures are included in operating expenditures, and thus do not reduce operating surplus. Because growth capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset (such as equipment or reserves) during the period from such financing until the earlier to occur of the date any such capital asset begins producing in paying quantities or is placed into service, as applicable, and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure reduce operating surplus when realized and cash receipts from an investment capital expenditure are treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or growth capital purposes are allocated as maintenance capital expenditures, investment capital expenditures or growth capital expenditure by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.525 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Expiration of the Subordination Period

Except as described below under “—Early Conversion of Subordinated Units,” the subordination period began on February 13, 2013 (the closing date of our initial public offering) and will expire on the first business day after a distribution to unitholders has been made in respect of any quarter, beginning with the quarter ending on or after December 31, 2015, if each of the following has occurred:

•	Distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions payable with respect to three consecutive, non-overlapping four quarter periods immediately preceding such date;

•	The “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four quarter periods immediately preceding that date equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units that were outstanding during these periods payable with respect to such period on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of the subordination period, any quarter in which holders of our subordinated units are not entitled to receive the distributions otherwise payable on the subordinated units pursuant to the minimum annual production requirement under our partnership agreement shall be included in any period of twelve consecutive quarters with respect to the first bullet above, so long as aggregate distributions equaling or exceeding the minimum quarterly distribution on all common, subordinated and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units were earned in respect of such quarter.

Early Conversion of Subordinated Units

The subordination period will automatically terminate, and all of the subordinated units will convert into an equal number of common units, on the first business day after a distribution to unitholders has been made in respect of any quarter ending on or after December 31, 2013, if the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded $0.65625 (125% of the minimum quarterly distribution) per quarter for the four quarter period immediately preceding that date;

•	the “adjusted operating surplus” generated during the four quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $0.65625 (125% of the minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units, in each case that were outstanding during such four quarter period on a fully diluted weighted average basis, and the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of early conversion of subordinated units, any quarter in which holders of our subordinated units are not entitled to the distributions otherwise payable on the subordinated units pursuant to the minimum annual production requirement under our partnership agreement shall be included in any period of four consecutive quarters with respect to the first bullet above, so long as aggregate distributions equaling or exceeding the minimum quarterly distribution on all common, subordinated, general partner unit and any other partnership interests that are senior or equal in right of distribution to the subordinated units were earned in respect of such quarter.

Effect of the Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. Common units will then no longer be entitled to arrearages.

Effect of the Expiration of the Subordination Period Following Removal of our General Partner

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units into common units or to receive cash in exchange for such general partner units at the equivalent common unit fair market value.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net changes in working capital borrowings and net changes in reserves of cash established in prior periods. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding the amount described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus”); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash from Operating Surplus During the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 100% to the subordinated unitholders and our general partner, in accordance with their percentage interests, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities and that we have achieved the production necessary for holders of our subordinated units to receive a distribution on the subordinated units pursuant to the minimum annual production requirement under our partnership agreement. We expect that distributions otherwise payable on our subordinated units will be reserved by the board of directors of our general partner for use in growing our production. Additionally, if at the end of any quarter holders of our subordinated units are not entitled to receive a distribution on the subordinated units with respect to any quarter, then we will make distributions of available cash from operating surplus without regard to the third bullet above; in such a scenario, all remaining distributions of available cash for such quarter shall be made to the common unitholders and our general partner, in accordance with their percentage interests.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner is entitled to a percentage of all distributions that we make prior to our liquidation in an amount equivalent to its current general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest if we issue additional common units or subordinated units. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional common units or subordinated units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Our general partner is entitled to make a capital contribution in order to maintain its general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (13.0% and 23.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until each unitholder receives a total of $0.60375 per unit for that quarter (the “first target distribution”);

•	second, 87.0% to all unitholders and our general partner, in accordance with their percentage interests, and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.65625 per unit for that quarter (the “second target distribution”); and

•	thereafter, 77.0% to all unitholders and our general partner, in accordance with their percentage interests, and 23.0% to the holders of the incentive distribution rights, pro rata.

In connection with the MCE Acquisition, our partnership agreement was amended to provide protections in the event that the amount of incentive distributions payable with respect to any quarter exceeds the amount of incentive distributions that would have been paid to holders of the incentive distribution rights had we not received cash distributions from MCE, LP with respect to such quarter and not issued any common units in consideration for the MCE Acquisition. If such an excess occurs, payments to the general partner as holder of the incentive distribution rights will be reduced by the amount of such excess, and such excess amount shall be reserved by the general partner for use in supporting the growth of our business.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner, collectively, and the holders of our incentive distribution rights based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner, collectively, and the holders of our incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner, collectively, and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units. As of March 31, 2014, our general partner held a 1.2% general partner interest in us and all of our incentive distribution rights, but may transfer these interests at any time to an affiliate or a third party without the approval of our unitholders.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit	Unitholders/ General Partner	IDR Holders
Minimum Quarterly Distribution	$0.525	100.0%	0.0%
First Target Distribution	up to $0.60375	100.0%	0.0%
Second Target Distribution	above $0.60375	87.0%	13.0%
	up to $0.65625
Thereafter	above $0.65625	77.0%	23.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right (if at all) to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following any reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders and our general partner, in accordance with their percentage interests, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 87.0% to all unitholders and our general partner, in accordance with their percentage interests, and 13.0% to the holders of our incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 77.0% to all unitholders and our general partner, in accordance with their percentage interests, and 13.0% to the holders of our incentive distribution rights, pro rata.

Distributions from Capital Surplus

How Distributions from Capital Surplus Are Made

Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 100% to all unitholders and our general partner, in accordance with their percentage interests, until the minimum quarterly distribution is reduced to zero, as described below;

•	Second, 100% to all unitholders and our general partner, in accordance with their percentage interests, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus, with respect to our common units and subordinated units, as the repayment of the initial public offering price of our common units, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels are reduced in the same proportion that the distribution had to the fair market value of the common units immediately prior to the announcement of the distribution (or the average of the closing prices for the 20 consecutive trading days immediately prior to the ex-dividend date). Because distributions of capital surplus reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on our common units or our subordinated units in an amount equal to the initial public offering price of our common units, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions as distributions from operating surplus, with 23.0% being paid to the holders of the incentive distribution rights, pro rata, and 77.0% being paid to the holders of units and our general partner, in accordance with their percentage interests. The percentage interests shown assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units or subordinated units into fewer common units or subordinated units or subdivide our common units or subordinated units into a greater number of common units or subordinated units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional common units or subordinated units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of our general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter) and the denominator of which is the sum of available cash for that quarter before any adjustments for estimated taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, although there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 100% to the subordinated unitholders and our general partner, in accordance with their percentage interests, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 100% to the common unitholders and our general partner, in accordance with their percentage interests, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 100% to the unitholders and our general partner, for each quarter of our existence;

•	fifth, 87.0% to all unitholders and our general partner, in accordance with their percentage interests, and 13.0% to the holders of the incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 87.0% to the unitholders and our general partner , in accordance with their percentage interests, and 13.0% to the holders of the incentive distribution rights, pro rata for each quarter of our existence; and

•	thereafter, 77.0% to all unitholders and our general partner, in accordance with their percentage interests, and 23.0% to the holders of the incentive distribution rights, pro rata.

The percentage interests set forth assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to our general partner in accordance with its percentage interest, and 100% less the general partner’s percentage interest to holders of subordinated units, in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to our general partner in accordance with its percentage interest, and 100% less the general partner’s percentage interest to holders of common units, in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional common units or subordinated units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional common units or subordinated units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the First Amended and Restated Agreement of Limited Partnership of New Source Energy Partners L.P., as amended, which is referred to in this prospectus as our partnership agreement. Our partnership agreement is available as described under “Where You Can Find More Information.” We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to rights of holders of units, please read “Description of the Common Units,” and “Description of Preferred Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material U.S. Federal Income Tax Considerations.”

Organization and Duration

Our partnership was organized in October 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. However, our general partner may not cause us to engage in any business activity that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the ownership, acquisition, exploitation and development of oil and natural gas properties and the ownership, acquisition and operation of related assets, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest in us if we issue additional common units and subordinated units. Our general partner’s interest in us, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional common units and subordinated units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. To maintain its general partner interest in us, our general partner will be entitled to make capital contributions in the form of common units based on the then-current market value of the contributed common units. Our general partner’s initial general partner interest was 2.0% and its interest as of March 31, 2014 was 1.2%.

Limited Voting Rights

The following is a summary of the unitholder vote required for each of the matters specified below.

Various matters require the approval of a “unit majority,” which means:

•	during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, each voting as a separate class; and

•	after the subordination period, the approval of a majority of the outstanding common units.

By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period, our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

In voting their common units and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right. Please read “—Issuance of Additional Interests.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority, in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Prior to December 31, 2022, under most circumstances, the approval of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer without a vote of our unitholders all, but not less than all, of its general partner interest in us to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets, to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third-party prior to December 31, 2022. Please read “—Transfer of General Partner Units.”

Transfer of incentive distribution rights	No approval rights. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required. Please read “—Transfer of Ownership Interests in Our General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction). By purchasing a limited partner interest in us, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act is limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner as that could not be ascertained from the partnership agreement.

We currently conduct business in Oklahoma and Texas, and we or our operating subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of each of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our operating subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that we were conducting business in any state without compliance with the applicable limited partnership statutes, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business, for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units or other equity securities. Holders of any additional common units, preferred units or other equity securities we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special limited voting rights to which the common units are not entitled or be senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries, if any, of equity securities, which may effectively rank senior to our common units.

The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose or approve any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. To adopt a proposed amendment, other than the amendments discussed below under “—No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•	any amendment necessary to require our limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us and to provide for the ability of our general partner to redeem the units of any limited partner who fails to provide such statement, certification or other evidence;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces or increases the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased. No amendment that affects the application of the minimum annual production requirement shall become effective without the approval of holders of a majority of the common units excluding common units held by our general partner and its affiliates.

Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or sale, exchange or other disposition of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of a unit majority. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in a material amendment to our partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed limited liability entity that has no assets, liabilities or operations, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide our limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in us in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw as our general partner without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, voting as a separate class, and the outstanding subordinated units, voting as a single class, in each case including units held by our general partner and its affiliates. The ownership of more than 33 1⁄3% of our outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. As of March 31, 2014, our general partner and its affiliates owned approximately 37.4% of our outstanding common units and 100% of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

•	if all the subordinated units convert pursuant to the foregoing, any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest and incentive distribution rights for a cash payment equal to the fair market value of that interest and those incentive distribution rights. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the departing general partner’s general partner interest and incentive distribution rights for their fair market value.

In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of the departing general partner’s withdrawal or removal, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days after the withdrawal or removal, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and incentive distribution rights will automatically convert into common units with a value equal to the fair market value of that interest as determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner units to another person, prior to December 31, 2022, without the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units or subordinated units to one or more persons without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owner of our general partner may sell or transfer all or part of its membership interest in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership interests, that person or group loses limited voting rights on all of its partnership interests. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.

Meetings; Voting

Except as described below regarding certain persons or groups owning 20% or more of any class of partnership interests then outstanding, record holders of limited partner interests on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special limited voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner or its affiliates or a purchaser specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership interests then outstanding, that person or group will lose limited voting rights on all of its partnership interests, and the partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by the general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by the general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class (except in the case of any amendment to our partnership agreement that would have a material adverse effect on the rights of any class and require the separate approval of the class affected under the provisions of our partnership agreement), and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion that the cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bear to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described above under “—Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. (This could occur, for example, if in the future we own interests in oil and natural gas leases on United States federal lands.) In order to avoid any cancellation or forfeiture, our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

In addition, in such circumstance, we will have the right to acquire all (but not less than all) of the units held by such limited partner or non-citizen assignee. The purchase price for such units will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for such purchase, and such purchase price will be paid (in the sole discretion of our general partner) either in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 8% annually and will be payable in three equal annual installments of principal and accrued interest, commencing one year after the purchase date. Any such promissory note will also be unsecured and will be subordinated to the extent required by the terms of our other indebtedness.

Non-Taxpaying Assignees; Redemption

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units at their current market price held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status.

A non-taxpaying assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates in the preceding three bullet points;

•	any person who is or was serving at the request of our general partner, any departing general partner, or any of their affiliates as a manager, managing member, general partner, employee, agent, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	true and full information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act);

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership and all related amendments thereto, together with copies of the executed copies of all powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. In addition, our general partner and its affiliates have the right to include such securities in a registration by us or any other unitholder, subject to customary exceptions. These registration rights continue for two years following any withdrawal or removal of our general partner. In addition, we are restricted from granting any superior piggyback registration rights during this two-year period. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. In connection with any registration of this kind, we will indemnify the unitholders participating in the registration and their officers, directors and controlling persons from and against specified liabilities, including under the Securities Act or any applicable state securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective common unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to New Source Energy Partners L.P. and our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they related to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on common unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold common units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each common unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units and potential changes in applicable tax laws.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our common unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a common unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions”); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Deduction for U.S. Production Activities”); and (5) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon the factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)	Neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation;

(b)	For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our common unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S.

federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Common unitholders who are admitted as limited partners of the partnership as well as common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A common unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling costs, depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A common unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocated against portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A common unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or our general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder, in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Common unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our common unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income from all investments, or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of common units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Oil and Natural Gas Taxation

Depletion Deductions. Subject to the limitations on deductibility of losses discussed above (please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs. We elect to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “—Disposition of Units—Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.”

Deduction for U.S. Production Activities. Subject to the limitations on the deductibility of losses discussed above and the limitations discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (1) our qualified production activities income that is allocated to such unitholder or (2) the unitholder’s taxable income, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (1) the oil related qualified production activities income of the taxpayer for the taxable year, (2) the qualified production activities income of the taxpayer for the taxable year, or (3) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “—Recent Legislative Developments.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs. The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions.”

Geophysical Costs. The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies.

Operating and Administrative Costs. Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments. The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “—Taxation of the Partnership—Partnership Status.” Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted, any such changes could negatively impact the value of an investment in our units.

The Obama Administration’s budget proposals for fiscal years 2014 and 2015 include proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these proposals will be introduced into law and, if so, how soon any resulting changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders could change, and common unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A common unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury

Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee common unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor common unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the common unitholder’s interest, our taxable income or losses might be reallocated among the common unitholders. We are authorized to revise our method of allocation between transferee and transferor common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells or purchases any units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A common unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a non-U.S. unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S.

trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our common unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a common unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of common unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy-related penalties.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, common unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the common unitholder is a resident. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on its investment in us.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective common unitholder consult, and rely on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Preferred Units

A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred units will be set forth on the prospectus supplement relating to the offering of preferred units.

INVESTMENT IN OUR COMMON UNITS BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with investment in our common units by employee benefit plans that are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as the prohibited transaction restrictions imposed by Section 4975 of the Code, and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (collectively, “Similar Laws”). As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax-deferred annuities, IRAs and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment of a portion of the assets of any employee benefit plan in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether making the investment will comply with the delegation of control and prohibited transaction provisions under ERISA, the Code and other applicable Similar Laws (see the discussion under “—Prohibited Transaction Issues” below);

•	whether, in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (see the discussion under “—Plan Asset Issues” below); and

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in our common units is authorized by the appropriate governing instruments and whether such investment is otherwise a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and certain IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions, referred to as prohibited transactions involving “plan assets” with parties that, with respect to the employee benefit plan or IRA are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the employee benefit plan are “publicly offered securities”—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations), and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the employee benefit plan as part of a public offering under certain conditions;

(b)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in an entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and certain other persons is held by employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code and IRAs.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirement in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws.

PLAN OF DISTRIBUTION

We may use this prospectus, any accompanying prospectus supplement and any related free writing prospectus to sell our securities from time to time in one or more transactions as follows: (1) through agents, (2) through underwriters or dealers, (3) directly to one or more purchasers, (4) pursuant to delayed delivery contracts or forward contracts, (5) through a combination of these methods or (6) through any other method permitted by applicable law.

By Agents

Our securities may be sold, from time to time, through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of resale. The obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we utilize a dealer in the sale, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common units. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We may also sell the securities through agents we designate from time to time. We will describe the terms of any such sales in the prospectus supplement. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell our common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common units sold will be sold at prices related to the then-prevailing market prices for our common units. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.

Delayed Delivery Contracts or Forward Contracts

If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

We may set the price or prices of our securities at:

•	market prices prevailing at the time of sale;

•	prices related to market price; or

•	negotiated prices.

Underwriters, dealers or agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

We may have agreements with agents, underwriters or dealers to indemnify them against certain specified liabilities, including liabilities under the Securities Act. Agents, underwriters or dealers, or their affiliates, may be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which this prospectus forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under this registration statement, of which this prospectus forms a part, and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of New Source Energy Partners L.P. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, the statements of revenues and direct operating expenses for the Acquisition Properties acquired on October 4, 2013 for the years ended December 2012 and 2011, and the consolidated financial statements of MidCentral Energy Services, LLC and Affiliate as of September 30, 2013 and December 31, 2012 and for the periods then ended incorporated by reference in this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

Estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2013 set forth in this prospectus are based upon a reserve report prepared by Ralph E. Davis Associates, Inc., independent reserve engineers, and are included in this prospectus in reliance upon the authority of said firm as experts in these matters.

NEW SOURCE ENERGY PARTNERS L.P.

3,000,000 Common Units

Representing Limited Partner Interests

Prospectus Supplement

Baird	Stifel

Oppenheimer & Co.	BMO Capital Markets

Janney Montgomery Scott	Wunderlich Securities	Sterne Agee

April 23, 2014